EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

EPINEX DIAGNOSTICS LABORATORIES, INC.,

EPINEX DIAGNOSTICS, INC.,

MEDYTOX DIAGNOSTICS, INC.

and

MEDYTOX SOLUTIONS, INC.

August 26, 2014

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SCHEDULES:

Schedule 1:	Sellers and Shares
Schedule 2:	Preferred Shares

EXHIBITS:

Exhibit A:	Form of General Release

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Stock Purchase Agreement

this Stock Purchase Agreement (this “Agreement”), dated as of August 26, 2014, is by and among EPINEX DIAGNOSTICS LABORATORIES, INC., a California corporation (the “Company”), EPINEX DIAGNOSTICS, INC., a California corporation (the “Seller”), MEDYTOX DIAGNOSTICS, INC., a Florida corporation (the “Purchaser”), and MEDYTOX SOLUTIONS, INC., a Nevada corporation(“Medytox”). The Company, Seller, Purchaser and Medytox are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

WHEREAS, the Purchaser is a wholly-owned subsidiary of Medytox;

WHEREAS, Seller owns all of the issued and outstanding shares of common stock of the Company (the “Shares”) and the Company is a wholly-owned subsidiary of the Seller;

WHEREAS, the Shares constitute all of the issued and outstanding equity securities of the Company; and

WHEREAS, the Parties desire for Purchaser to purchase from the Seller, and for the Seller to sell to Purchaser, the number of Shares set forth opposite the Seller’s name in Schedule 1 hereto under the heading “Number of Shares Owned” (collectively, the “Purchased Shares”), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.1          Purchase and Sale.

(a)             On and subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated hereby (the “Closing”), Seller shall sell to Purchaser, free and clear of all Liens (other than any restrictions under the Securities Act and Blue Sky Laws), and Purchaser shall purchase from Seller, all of the Purchased Shares. In furtherance thereof, at the Closing the Seller shall deliver to Purchaser, free and clear of all Liens (other than any restrictions under the Securities Act and Blue Sky Laws), any stock certificates representing the Purchased Shares, each duly endorsed in blank or with duly executed stock powers attached, with all required stock transfer tax stamps affixed thereto.

(b)            The aggregate consideration for the Purchased Shares acquired by Purchaser hereunder (collectively, the “Transaction Consideration”) shall consist of:

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(i)              an aggregate of $500,000 in cash, payable by wire transfer of immediately available funds to the account(s) specified by the Seller in the following amounts on the following dates:

(A)	$100,000 on the Closing Date;

(B)	$100,000 on November 26, 2014;

(C)	$100,000 on February 26, 2015;

(D)	$100,000 on August 26, 2015; and

(E)	$100,000 on February 26, 2016.

(ii)            100,000 shares of Series E Convertible Preferred Stock, par value $.0001 per share (the “Series E Preferred Stock”), of Medytox (such shares of Series E Preferred Stock, the “Preferred Shares”).

(iii)          Every month after the Closing, the Purchaser shall deliver to the Seller a certificate, showing how much of the accounts receivable of the Company as of the Closing Date were collected by the Company during such monthly period (the "Collected Receivables"). The Purchaser shall have no liability to the Seller in the event that none or any portion of such accounts receivable are collected. In the event that the sum of (A) the liabilities of the Company (whether or not reflected on the Balance Sheet), including, without limitation, under any litigation and all lease obligations for equipment used at any time by the Company, and (B) all funds advanced by the Purchaser to the Seller or the Company (or on behalf of the Seller or the Company), prior to the Closing Date, exceeds $260,000 (less any Collected Receivables), such excess shall, at the Purchaser's option, be paid by the Seller to the Purchaser by wire transfer in immediately available funds to an account specified by the Purchaser and/or offset against the Seller pursuant to this Agreement.

Section 1.2          Closing Date. The Closing shall take place at the offices of Akerman LLP, One Southeast Third Avenue, Miami, Florida 33131, at 10:00 a.m. on the third Business Day following the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 of this Agreement (other than those conditions that by their terms cannot be satisfied until the Closing), or at such other place and time as the Parties shall mutually agree (the date of the Closing, the “Closing Date”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Purchaser and Medytox that the following statements are correct and complete as of the date hereof and as of the Closing Date.

Section 2.1          Organization. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California The Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Seller is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

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Section 2.2          Authorization and Enforceability.

(a)             The Seller has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party have been duly authorized by all necessary action by or on behalf of the Seller. This Agreement and the other Transaction Documents to which the Seller is or will be a party have been or will be duly and validly executed and delivered by the Seller and constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

(b)            The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party have been duly authorized by all necessary action by or on behalf of the Company. The Company has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which the Company is or will be a party have been or will be duly and validly executed and delivered and constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 2.3          Conflicts; Consents of Third Parties. Except as set forth in Section 2.3 of the Disclosure Schedule, the execution and delivery by the Seller of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by the Seller with the provisions hereof or thereof will not: (a) conflict with, or result in a breach of, any provision of the Governing Documents of the Seller, (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which the Seller is a party or by which the Seller or its properties, assets or Shares are subject, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (c) violate any Law or any Order by which the Seller is bound; or (d) result in the creation of any Lien, subscriptions, options, warrants, calls, proxies, commitments or Contracts of any kind upon any of the Shares. No Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of the Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by the Seller with any of the provisions hereof or thereof.

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Section 2.4          The Shares.

(a)             The Seller holds of record and owns beneficially all of the Shares set forth opposite its name in Schedule 1 hereto under the heading “Number of Shares Owned,” free and clear of all Liens, subscriptions, commitments and restrictions of any kind (other than restrictions under the Securities Act and Blue Sky Laws). The number of Shares set forth opposite the Seller’s name in Schedule 1 hereto under the heading “Number of Shares Owned” correctly sets forth all of the capital stock of the Company owned of record or beneficially by the Seller, and the Seller does not own (or have any rights in or to acquire) any capital stock of the Company or any other securities convertible into, or exercisable or exchangeable for, capital stock of the Company. The Shares were not issued in violation of (i) any law, rule or regulation, (ii) any Contract to which the Seller is or was a party or beneficiary or by which the Seller or its properties or assets is or was subject, or (iii) any preemptive or similar rights of any Person. This Agreement, together with the other documents executed and delivered at Closing by the Seller, will be effective to transfer valid title to the Shares to Purchaser, free and clear of all Liens and Contracts of any kind.

(b)            Except as set forth in Section 2.4(b) of the Disclosure Schedule, the Seller is not party to (i) any voting agreement, voting trust, proxy, registration rights agreement, stockholder agreement or other Contract with respect to the capital stock of the Company or (ii) any Contract obligating the Seller to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company or which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.

Section 2.5          Accredited Investor Status. The Seller (a) understands and acknowledges that the Preferred Shares have not been registered under the Securities Act, or under applicable state securities Laws (“Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such securities subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws; (b) represents, understands and acknowledges that the Preferred Shares are being acquired under this Agreement in good faith solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act or Blue Sky Laws, and that such securities will not be offered for sale, sold or otherwise transferred without either registration or exemption from registration under the Securities Act and Blue Sky Laws; (c) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Preferred Shares, and it understands that it may have to hold the Preferred Shares for an indefinite period of time and it is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of the investment in such Preferred Shares); (d) is personally and directly familiar with the business that is intended to be conducted by Medytox, including financial matters related to such business, has been given the opportunity to ask questions of, and receive answers from, the directors and executive officers of Medytox concerning the business and financial affairs of Medytox, and the terms and conditions of its acquisition of the Preferred Shares, and has had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing); (e) has, at its own expense, undertaken an independent analysis of the merits and risks of the Preferred Shares, including tax and legal consequences of its ownership of the Preferred Shares; (f) has been given an opportunity to review all of Medytox’s filings with the Securities and Exchange Commission; (g) has fully satisfied itself as to any questions it may have concerning Medytox, its assets, its liabilities and the Preferred Shares; (h) acknowledges that no one associated, directly or indirectly, with Medytox or its Affiliates has made any representations or guaranties to it as to the future value or worth of any equity position in Medytox, including the Preferred Shares, or, other than as provided in the Transaction Documents, made any representation regarding Medytox or its business; (i) is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act; and (j) is a resident of the State of California.

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Section 2.6          Brokers Fees. Except for Landmark Pegasus Corp., the Seller has no Liability to pay any fees or commissions to any investment banker, broker, finder, agent or any other similar Person with respect to the transactions contemplated by this Agreement. The arrangements with Landmark Pegasus Corp. have been disclosed to the Purchaser in writing and none of the Purchaser, Medytox or the Company shall have any liability thereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

The Company and the Seller jointly and severally represent and warrant to Purchaser and Medytox that the following statements are correct and complete as of the date hereof and as of the Closing Date.

Section 3.1          Organization and Related Matters.

(a)             The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and it has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, each of which is set forth in Section 3.1(a) of the Disclosure Schedule.

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(b)            Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all Subsidiaries of the Company. Each Subsidiary of the Company (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization reflected in Section 3.1(b) of the Disclosure Schedule, (ii) is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified, each of which is set forth in Section 3.1(b) of the Disclosure Schedule and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c)             The Seller has delivered to Purchaser complete and correct copies of the Governing Documents of the Company and each of its Subsidiaries, as amended to date and as presently in effect. Neither the Company nor any of its Subsidiaries has consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.

Section 3.2          Books and Records. The Books and Records, all of which have been provided to Purchaser, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. The minute books of the Company and its Subsidiaries, all of which have been provided to Purchaser, contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of the Company and its Subsidiaries, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

Section 3.3          Capitalization.

(a)             Section 3.3(a) of the Disclosure Schedule sets forth the following: (i) the total number of authorized shares of each class of capital stock of the Company, (ii) the total number of issued and outstanding shares of each class of capital stock of the Company, (iii) the names of the holders of the issued and outstanding shares of each class of capital stock of the Company, and (iv) the number of shares of each class of capital stock held by each such holder. The issued and outstanding shares of capital stock set forth in Section 3.3(a) of the Disclosure Schedule constitute the Shares. No Shares are held in treasury. All of the Shares have been duly and validly authorized and issued, are fully paid and nonassessable, and all such Shares are held of record and owned beneficially as set forth in Section 3.3(a) of the Disclosure Schedule. No Shares have been issued in violation of any preemptive rights or any applicable securities Laws. The Company has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity security, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock or other equity security. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity security. There are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to the Company. There are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company. Except as set forth in Section 3.3(a) of the Disclosure Schedule, there are no voting agreements, voting trusts, proxies, registration rights agreements, stockholder agreements or other Contracts with respect to any of the Shares.

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(b)            Section 3.3(b) of the Disclosure Schedule sets forth the following with respect to each of the Company’s Subsidiaries: (i) the total number of authorized shares of each class of capital stock or other securities evidencing ownership of such Subsidiary, (ii) the total number of issued and outstanding shares of each class of capital stock or other securities evidencing ownership of such Subsidiary, (iii) the names of the holders of the issued and outstanding shares of each class of capital stock or other securities evidencing ownership of such Subsidiary, and (iv) the number of shares of each class of capital stock or other securities evidencing ownership of such Subsidiary held by each such holder. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company’s Subsidiaries have been duly and validly authorized and issued, are fully paid and nonassessable, and all such shares or other securities are owned by the Company or another of its Subsidiaries free and clear of any Lien with respect thereto. No such shares or other securities have been issued in violation of any preemptive rights or any applicable securities Laws. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock or other equity security, or securities convertible or exchangeable for, or any options, warrants, or rights to purchase, any of such capital stock or other equity security. There are no outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity security. There are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to any Subsidiary of the Company. There are no voting agreements, voting trusts, proxies, registration rights agreements, stockholder agreements or other Contracts with respect to any shares of capital stock or other securities evidencing ownership of the Company’s Subsidiaries.

Section 3.4          Conflicts; Consents of Third Parties. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby or thereby, and compliance by the Company with the provisions hereof or thereof does not and will not, with or without the passage of time or the giving of notice: (a) conflict with, or result in the breach of, any provision of the Governing Documents of the Company or any of its Subsidiaries; (b) conflict with, violate, result in the breach or termination of, constitute a default under, result in an acceleration of, constitute a change of control under, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their properties or assets are bound, or require a Consent from any Person in order to avoid any such conflict, violation, breach, termination, default or acceleration; (c) violate any Law or any Order by which the Company or any of its Subsidiaries is bound; or (d) result in the creation of any Lien upon the properties or assets of the Company or any of its Subsidiaries. No Consent, Order, waiver, declaration or filing with, or notification to any Person, including any Governmental Body, is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or the compliance by any of them with any of the provisions hereof or thereof.

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Section 3.5          Financial Statements.

(a)             Included in Section 3.5(a) of the Disclosure Schedule are complete copies of the (i) unaudited compiled consolidated balance sheet of the Company as at December 31, 2013 and the related unaudited complied consolidated statements of income, cash flows and changes in stockholder's deficit of the Company for the fiscal year then ended, and (ii) the unaudited balance sheet (the "Balance Sheet") of the Company as at June 30, 2014 (the "Balance Sheet Date") and the related unaudited compiled consolidated statements of income, cash flows and changes in stockholder's deficit of the Company for the six months then ended (all of such statements, including the related notes and schedules thereto, the “Financial Statements”). The Financial Statements have been prepared from the Books and Records in accordance with GAAP applied on a consistent basis throughout the periods indicated, except, in the case of the unaudited financial statements, for the failure to include the footnotes required by GAAP and subject to normal and non-recurring year-end audit adjustments (which will not be material in the aggregate). The Financial Statements fairly present in all material respects the financial position and results of operations, stockholder's equity and cash flows of the Company as of the dates and for the periods reflected thereon. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b)            The Company and each of its Subsidiaries (i) make and keep accurate Books and Records in a consistent manner and (ii) established and maintain a system of “internal controls over financial reporting” (as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934, as amended) sufficient to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of the Company’s management and directors, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. There has not been (i) any significant deficiency in the design or operation of internal controls which could affect the ability of the Company or any of its Subsidiaries to record, process and summarize its consolidated financial data or any material weaknesses in internal controls of the Company or any of its Subsidiaries, or (ii) any fraud that involves management or other employees who have a significant role in the internal controls of the Company or any of its Subsidiaries. Since the Balance Sheet Date, there have been no changes in internal controls or in other factors that could materially affect internal controls by the Company or any of its Subsidiaries, including any corrective actions with regard to significant deficiencies and material weaknesses.

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Section 3.6          No Undisclosed Liabilities. None of the Company or any of its Subsidiaries has any Liabilities (and there is no basis for any present or future Legal Proceeding against the Company or any of its Subsidiaries giving rise to any Liability) except (a) to the extent specifically reflected and accrued for or specifically reserved against in the Balance Sheet and (b) for current Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past custom and practice (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

Section 3.7          Absence of Certain Developments. Except as set forth in Section 3.7 of the Disclosure Schedule (arranged in subsections corresponding to the subsections set forth below), since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has conducted its business other than in the ordinary course consistent with past practice and:

(a)             there has not been any Company Material Adverse Change nor has there occurred any event which is reasonably likely to result in a Company Material Adverse Change;

(b)            neither the Company nor any of its Subsidiaries has made any declaration or payment of any dividends or distributions on or in respect of any capital stock or other security of the Company or any of its Subsidiaries, or redemption, purchase or acquisition of any capital stock or other security of the Company or any of its Subsidiaries, or made any other payment to or on behalf of the Seller or any Affiliate thereof;

(c)             there has not been any split, combination or reclassification of any shares of capital stock or other security of the Company or any of its Subsidiaries;

(d)            there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any of its Subsidiaries having a replacement cost of more than $5,000 for any single loss or $10,000 in the aggregate for any related losses;

(e)             neither the Company nor any of its Subsidiaries has made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor or agent of the Company or any of its Subsidiaries, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of the Company or any of its Subsidiaries other than officers or senior managers;

(f)             neither the Company nor any of its Subsidiaries has entered into or amended any employment, deferred compensation, severance or similar agreement;

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(g)            neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement or relationship with any labor organization;

(h)            there has not been any material change by the Company or any of its Subsidiaries in accounting or Tax reporting principles, methods or policies, any settlement of any Tax controversy, any amendment of any Tax Return, or any material Tax election made by or with respect to the Company or any of its Subsidiaries;

(i)              except for the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries has entered into or amended any other transaction or Contract other than in the ordinary course of business consistent with past practice;

(j)              neither the Company nor any of its Subsidiaries has hired employees or engaged independent contractors other than in the ordinary course of business consistent with, and at a level consistent with, past practice;

(k)            neither the Company nor any of its Subsidiaries has breached any Contract, other than certain past due payables and lease payments not in excess of $10,000 in the aggregate;

(l)              neither the Company nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person;

(m)          neither the Company nor any of its Subsidiaries has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any of its Subsidiaries except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(n)            neither the Company nor any of its Subsidiaries has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to the Company or any of its Subsidiaries;

(o)            neither the Company nor any of its Subsidiaries has entered into or amended any Contract or transaction with any of its Affiliates or paid any fees, expenses or other amounts to any Affiliate of the Company or any of its Subsidiaries;

(p)            neither the Company nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or improvements (i) in excess of $5,000 individually or $10,000 in the aggregate, or (ii) outside the ordinary course of business consistent with past practices;

(q)            neither the Company nor any of its Subsidiaries has entered into any prepaid transactions or otherwise accelerated revenue recognition or the sales for periods prior to the Closing outside of the ordinary course of business consistent with past practices;

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(r)             neither the Company nor any of its Subsidiaries has materially changed its policies or practices with respect to the payment of accounts payable or other current liabilities or the collection of accounts receivable (including any acceleration or deferral of the payment or collection thereof);

(s)             neither the Company nor any of its Subsidiaries has amended any of its Governing Documents;

(t)              neither the Company nor any of its Subsidiaries has adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or Business;

(u)            neither the Company nor any of its Subsidiaries has issued any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of the Company or any of its Subsidiaries, or incurred any Indebtedness or other Liabilities (other than in the ordinary course of business consistent with past practices);

(v)            neither the Company nor any of its Subsidiaries has (i) discharged, repaid, amended, modified, made payment on, canceled or compromised any Indebtedness, or discharged or satisfied any Lien, or (ii) engaged in any transaction or provided any consideration relating to the release, modification or diminution of any guarantee, bond, surety or other obligation of the Seller or any Affiliate thereof;

(w)           neither the Company nor any of its Subsidiaries has entered into any compromise or settlement of any Legal Proceeding or investigation by any Governmental Body;

(x)            neither the Company nor any of its Subsidiaries has transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property;

(y)            neither the Company nor any of its Subsidiaries has failed (i) to file any material reports or take steps necessary to comply with applicable Laws and (ii) to maintain in good standing all Permits; and

(z)             neither the Company nor any of its Subsidiaries has entered into any agreements or commitments to do or perform in the future any actions referred to in this Section 3.7.

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Section 3.8          Taxes.

(a)             Each of the Company and its Subsidiaries have timely filed with the appropriate taxing authorities all Tax Returns that it has been required to file. All such Tax Returns are true, correct and complete in all respects. All Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Adequate reserves have been established on the Financial Statements to provide for the payment of any Taxes which are not yet due and payable with respect to the Company or any of its Subsidiaries for taxable periods or portions thereof ending on or before the Balance Sheet Date. None of the Company or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of its Subsidiaries that have arisen in connection with any failure (or alleged failure) to pay any Tax.

(b)            The Company and its Subsidiaries have withheld and paid to the appropriate taxing authority or other Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)             Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to the assessment, payment or collection of any Tax.

(d)            Neither the Company nor any of its Subsidiaries has any obligation to make a payment that is not deductible under Section 280G of the Code or that includes an obligation to indemnify or “gross up” the recipient of such payment for taxes imposed by Section 4999 of the Code.

(e)             None of the properties or assets of the Company or any of its Subsidiaries is property which, for Tax purposes, is required to be treated as owned by another Person. Neither the Company nor any of its Subsidiaries is an obligor on, and none of their assets have been financed directly or indirectly by, any tax-exempt bonds. No property or assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(f)             No deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority or other Governmental Body against the Company or any of its Subsidiaries. There has not been, within the past five calendar years, an audit, examination or written notice of potential examination of any Tax Returns filed by the Company or any of its Subsidiaries.

(g)            There is no action, suit, examination, investigation, Governmental Body proceeding, or audit or claim for refund in progress, pending, proposed or, to the Knowledge of the Sellers, threatened against or with respect to the Company or any of its Subsidiaries regarding Taxes. Neither the Seller nor any director or officer (or employee responsible for Tax matters) of the Company or any of its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

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(h)            Neither the Company nor any of its Subsidiaries has agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code or any corresponding provision of state, local or foreign Law by reason of any change in accounting method initiated by it or on its behalf; no taxing authority has proposed any such adjustment or change in accounting method; and neither the Company nor any of its Subsidiaries has any application pending with any taxing authority requesting permission for any change in accounting method. Neither the Company nor any of its Subsidiaries will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code in taxable income for any taxable period (or portion thereof) beginning after the Closing or (B) as a result of any “closing agreement,” as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing.

(i)              Except for the Company's membership prior to August 26, 2014 in the affiliated group of corporations the common parent of which is Epinex Diagnostics, Inc., neither the Company nor any of its Subsidiaries has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return, or is a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. Neither the Company nor any of its Subsidiaries has Liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 or similar state or local Laws, as a successor or transferee, by contract or otherwise.

(j)              Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement or has any contractual obligation to indemnify any other Person with respect to Taxes.

(k)            True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company and its Subsidiaries for taxable periods ending on or before December 31, 2013 have been delivered to Purchaser.

(l)             Neither the Company nor any of its Subsidiaries has participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(m)          Neither the Company nor any of its Subsidiaries is subject to Tax, nor does it have a permanent establishment, in any foreign jurisdiction.

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(n)            Neither the Company nor any of its Subsidiaries has pending any ruling request filed by it or on its behalf with any taxing authority or Governmental Body.

Section 3.9          Real Property.

(a)             None of the Company or any of its Subsidiaries owns or has owned any real property or interest in real property.

(b)            Section 3.9(b) of the Disclosure Schedule sets forth the address of each parcel of real property and interests in real property leased by the Company or any of its Subsidiaries as lessee, and a true and complete list of all leases related to real property currently leased by the Company or any of its Subsidiaries (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein collectively as the “Leased Properties”). The Company or its applicable Subsidiary has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity). Neither the Company nor any of its Subsidiaries has received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases and the Company, each of its Subsidiaries and, to the Knowledge of the Sellers, each other party thereto, is in compliance with all obligations of such party thereunder. Neither the Company nor any of its Subsidiaries has subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Properties or any portion thereof. Neither the Company’s nor any of its Subsidiaries' possession and quiet enjoyment of Leased Property under each Real Property Lease has been disturbed and there are no disputes with respect to any Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach of or default under any such Real Property Lease that has not been redeposited in full. Neither the Company nor any of its Subsidiaries owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to any Real Property Lease. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other Lien in any Real Property Lease or any interest therein (other than Permitted Liens). There are no Liens on the estate or interest created by any Real Property Lease (other than Permitted Liens). The Seller has delivered to Purchaser complete and correct copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

(c)             The Leased Properties are in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Leased Properties (collectively, the “Real Property Laws”), and the current use or occupancy of the Leased Properties or operation of the Business thereon does not violate any Real Property Laws. Neither the Company nor any of its Subsidiaries has received any notice of violation of any Real Property Law. There is no pending or, to the Knowledge of the Sellers, anticipated change in any Real Property Law that will impact the Leased Properties or any portion thereof in the continued operation of the Business. There is no pending or, to the knowledge of the Sellers, threatened zoning application or proceeding or condemnation, eminent domain or taking proceeding with respect to the Leased Properties. To the Knowledge of the Sellers, there is no reason why the landlord of the property in which the Company currently conducts the Business would not enter into a lease with the Company after the Closing on at least substantially the same terms as the current lease to which such property is subject.

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(d)            The Leased Properties constitute all interests in real property currently used or currently held for use in connection with the Business or which are necessary for the continued operation of the Business as the Business is currently conducted.

Section 3.10       Tangible Personal Property; Title; Sufficiency of Assets.

(a)             Section 3.10(a) of the Disclosure Schedule lists all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or by which the properties of the Company or any of its Subsidiaries are bound. The Seller has delivered to Purchaser complete and correct copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(b)            The Company or its applicable Subsidiary has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and there is no default under any Personal Property Lease by the Company, any of its Subsidiaries or, to the Knowledge of the Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, and the Company, each of its Subsidiaries and, to the Knowledge of the Sellers, each other party thereto is in compliance with all obligations of the Company, such Subsidiary or such other party, as the case may be, thereunder.

(c)             The Company and each of its Subsidiaries (and not any Affiliate thereof) has good and marketable title to all its assets, free and clear of any and all Liens, except for Permitted Liens. Such assets include all assets, rights and interests reasonably required for the continued conduct of the Business by Purchaser.

(d)            All tangible personal property owned by the Company and its Subsidiaries, and all of the items of tangible personal property used by the Company and its Subsidiaries under the Personal Property Leases, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Section 3.10(d) of the Disclosure Schedule lists all tangible personal property owned by the Company and its Subsidiaries.

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Section 3.11       Intellectual Property, Privacy, Systems and Security.

(a)             The Company and/or its Subsidiaries own and have independently developed, free and clear from all Liens, or otherwise possess legally enforceable rights to use all of the Intellectual Property reasonably necessary to the conduct of the Business as currently conducted. The Intellectual Property owned by the Company and its Subsidiaries (“Owned Intellectual Property”) and the Intellectual Property licensed to the Company and its Subsidiaries comprise all of the Intellectual Property that is used in or is reasonably necessary to conduct the Business as currently conducted (such Intellectual Property being hereinafter collectively referred to as the “Company IP Rights”).

(b)            Section 3.11(b)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all Owned Intellectual Property for which a registration or application has been filed with a governmental body, including patents, trademarks, service marks, copyrights rights, rights in Internet or World Wide Web Domain names or URLs with any governmental entity, including Internet domain name registrars; in each case listing, as applicable, (x) the jurisdiction where the item is located and (y) the application or registration number, and (z) all applications, registrations, filings and other formal written governmental actions made or taken pursuant to applicable Laws by the Company and its Subsidiaries to secure, perfect or protect its interest in Company IP Rights, including all patent applications, copyright applications, and applications for registration of trademarks and service marks. Section 3.11(b)(ii) of the Disclosure Schedule sets forth a complete and correct list of all trademarks, service marks, other trade designations, Software, copyrights, and trade secrets that are Owned Intellectual Property and not otherwise identified in Section 3.11(b)(i) of the Disclosure Schedule. All required filings and fees related to the Owned Intellectual Property have been timely filed with and paid to the relevant governmental authority and authorized registrars, and all Owned Intellectual Property is otherwise in good standing. All patents, registered trademarks, service marks, rights in Internet or World Wide Web domain names or URLs, and copyrights held by the Company and its Subsidiaries are valid, enforceable and subsisting. All items set forth under clause (i) are currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid maintenance fees or taxes or actions. Section 3.11(b)(iii) of the Disclosure Schedule also sets forth a complete and correct list of all written or oral licenses and arrangements (i) pursuant to which the use by any Person of Intellectual Property is permitted by the Company or any Subsidiary or (ii) pursuant to which the use by the Company or any Subsidiary of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). The Intellectual Property Licenses are valid, binding and enforceable between the parties thereto and are in full force and effect. There is no material default under any Intellectual Property License by the Company or any Subsidiary or, to the Knowledge of the Sellers, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. Each of the Company, its Subsidiaries and, to the Knowledge of the Sellers, each other party thereto is in compliance with all obligations under each Intellectual Property License. Other than pursuant to the Intellectual Property Licenses, no Person has any interest in any Intellectual Property used by the Company or any Subsidiary.

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(c)             Except as set forth in Section 3.11(c) of the Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company or any Subsidiary to any third Person (other than amounts payable to employees and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license, sale, marketing, advertising or disposition of any Company IP Rights by the Company or any Subsidiary to the extent necessary for the conduct of the Business and none will become payable as a result of the consummation of the transactions contemplated hereby.

(d)            No current employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-solicitation agreement, non-competition agreement, or any other contract with any other Person by virtue of such employee’s, consultant’s, or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission or (ii) is party to any contract with any prior employer or other party that prohibits or otherwise restricts such employee, consultant or independent contractor in any material respect from performing its prior or current duties at the Company or any Subsidiary; or (iii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company or any Subsidiary that is subject to any contract under which such employee, consultant or independent contractor has assigned or otherwise granted (or agreed to assign or otherwise grant) to any third party any rights (including Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. The employment of any employee of the Company or any Subsidiary and the use by the Company or any Subsidiary of the services of any consultant or independent contractor has not and does not subject the Company or any Subsidiary to any liability to any third party for improperly soliciting such employee or consultant, or independent contractor to work for the Company or any Subsidiary, whether such liability is based on contractual or other legal obligations to such third party.

(e)             The use of the Company’s IP Rights as presently conducted does not and will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

(f)             There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Sellers, threatened, that challenges the rights of the Company or any Subsidiary in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License.

(g)            To the Knowledge of the Sellers, there is no unauthorized use, disclosure, infringement or misappropriation by any third party of any Owned Intellectual Property or any Intellectual Property Licenses which are exclusively licensed to the Company or any Subsidiary, including any employee or former employee of the Company or any Subsidiary, and the Company or any Subsidiary has not made any allegations to the contrary. Neither the Company nor any of its Subsidiaries has agreed to indemnify any Person against any infringement of any Intellectual Property of any third party with respect to any Proprietary Software Products, other than indemnification provisions contained in the Company’s purchase orders or other contracts entered into in the ordinary course of business, all forms of which have been provided or made available to Purchaser.

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(h) (i) The Company and its Subsidiaries have taken all reasonable, necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of material confidential information of the Company and its Subsidiaries and to preserve and maintain the Company’s and its Subsidiaries' interests and proprietary rights in Company IP Rights (including in each case the source code for all Software in the Proprietary Software Products). To the Knowledge of the Sellers, there is no misappropriation of any of the Company’s and its Subsidiaries' trade secrets by another Person.

                                                              (ii)          Except as set forth in Section 3.11(h)(ii) of the Disclosure Schedule, all current and former officers, employees and consultants of the Company and its Subsidiaries who have or have had access to proprietary information and inventions of the Company and its Subsidiaries have executed and delivered to the Company a binding and enforceable agreement regarding the protection of such proprietary information; and copies of all such contracts have been provided to Purchaser.

                                                            (iii)          Except as set forth in Section 3.11(h)(iii) of the Disclosure Schedule, the Company and its Subsidiaries have secured valid written assignments from all of the Company’s and its Subsidiaries' consultants, contractors and employees who conceived (in whole or in part) of any Owned Intellectual Property, including without limitation, the Proprietary Software Products, to the extent legally permissible. With regard to the employees listed on Section 3.11(h)(iii) of the Disclosure Schedule, all work relating to any Intellectual Property done by such employees was within the scope of their employment and the Company and/or its Subsidiaries own all rights to all work performed by such employees.

                                                            (iv)          No current or former employee, officer, director, consultant or independent contractor of the Company or any Subsidiary has any right, license, claim or interest whatsoever in or with respect to any Company IP Rights.

                                                              (v)          Neither the Company or any Subsidiary nor any of its current or former employees, officers, directors, consultants or independent contractors during the time period of their association with the Company or any Subsidiary, has made any patentable inventions related to any Proprietary Software Products or otherwise related to the Company’s Business.

(i)              No government funding, facilities of a university, college, other educational institution or research center or funding from third parties (other than funds received in consideration for Company stock) was used in the development of the Proprietary Software Products or any other Owned Intellectual Property or any Intellectual Property License which are exclusively licensed to the Company or any Subsidiary. No current or former employee, consultant or independent contractor of the Company or any Subsidiary who was involved in, or who contributed to, the creation or development of any Company IP Rights has performed services for any governmental entity, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary. No governmental entity, university, college, or other educational institution or non-profit research center has any claim or right in or to any Owned Intellectual Property or any Intellectual Property License which are exclusively licensed to the Company or any Subsidiary, including any “march in” rights.

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(j)              All of the Software and Documentation comprising, incorporated in or bundled with the Customer Offerings or Internal Systems have been designed, authored, tested and (consistent with current industry standards) debugged by regular employees of the Company or any Subsidiary within the scope of their employment or by independent contractors of the Company or any Subsidiary who have executed valid and binding agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or any Subsidiary, waiving their non-assignable rights (including moral rights) in favor of the Company or any Subsidiary and its permitted assigns and licensees, and have no residual claim to such materials. The Company has provided Purchaser with true and complete copies of all such agreements.

(k)            Section 3.11(k) of the Disclosure Schedule lists all Open Source Materials that the Company or any Subsidiary has utilized in any way in the Exploitation of the Customer Offerings or Internal Systems and describes the manner in which such Open Source Materials have been utilized, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or any Subsidiary. The Company and its Subsidiaries have not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Customer Offerings; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or any Subsidiary; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any Subsidiary with respect to the Customer Offerings or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property rights (including, but not limited to, using any Open Source Materials that require, as a condition of Exploitation of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge or minimal charge).

(l)              The Customer Offerings and the Internal Systems are free from material defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor. The Customer Offerings and the Internal Systems do not contain any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or is intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. Since January 1, 2010, the Company and its Subsidiaries have not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of the Customer Offerings to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party.

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(m)          The Company and its Subsidiaries and their use of the Intellectual Property have been and are in material compliance with all applicable Laws including, without limitation, HIPAA, and contractual requirements, published privacy policies or statements, and any other policies of the Company and its Subsidiaries concerning data security requirements, privacy policy notice requirements, data security breach requirements, and requirements regarding the use, storage, disclosure or transfer of personally identifiable information, which includes Protected Health Information, as defined in 45 C.F.R. § 160.103 (collectively, “PII”). To the Knowledge of the Sellers, no investigation relating to the information privacy or data security practices (including collection, transfer, or use) of the Company and its Subsidiaries is being conducted by any governmental entity. To the Knowledge of the Sellers, there has been no data security breach of any computer systems or networks, or unauthorized use of any PII that is owned, used, stored, received, or controlled by or on behalf of the Company and its Subsidiaries. To the Knowledge of the Sellers, there has been no actual or suspected privacy breach of any PII that is owned, used, stored, received, or controlled by or on behalf of the Company and its Subsidiaries. No claims are pending or, to the Knowledge of the Sellers, threatened or likely to be asserted against the Company or any Subsidiary by any Person alleging a violation of any applicable Laws or rights relating to privacy, PII, or any other confidentiality rights under any applicable U.S. Laws, policies or procedures. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any applicable Laws relating to privacy or security, or of the privacy policies or procedures of the Company and its Subsidiaries.

(n)            The Company and its Subsidiaries own, lease or license software, hardware, databases, computer equipment and other information technology comprising its Internal Systems. The Company and its Subsidiaries have taken reasonable, necessary and appropriate steps to preserve the availability, security and integrity of its Internal Systems and the data and information stored on its Internal Systems. The Internal Systems operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct the Business as currently conducted, and the Company and its Subsidiaries have purchased or otherwise lawfully acquired a sufficient number of licenses for all material third party software used by the Company and its Subsidiaries. The documentation and the source code with its embedded commentary and descriptions, the specifications and the other informational materials which describe the operation, functions and technical characteristics applicable to the Internal Systems are complete in all material respects and sufficient to permit the Company and its Subsidiaries to support and maintain the Proprietary Software Products and operations of the Business. With respect to the Internal Systems: (i) there have been no successful or, to the Knowledge of the Sellers, unsuccessful unauthorized intrusions or breaches of the security thereof; (ii) there has not been any material malfunction thereof that has not been remedied or replaced in all material respects, or any material unplanned downtime or material service interruption thereof; (iii) the Company and its Subsidiaries have implemented or are in the process of implementing (or in the exercise of reasonable business judgment have determined that implementation is not yet in the best interest of the Company and its Subsidiaries) in a timely manner any and all security patches or security upgrades that are generally available therefor; and (iv) to the Knowledge of the Sellers, no third party providing services to the Company and its Subsidiaries have failed to meet any service obligations with respect to the Internal Systems. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology processes substantially consistent with industry practices and have tested such processes for effectiveness.

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Section 3.12       Contracts.

(a)             Section 3.12(a) of the Disclosure Schedule sets forth all of the Contracts to which the Company or any of its Subsidiaries is a party or by which it or any of their assets are bound of the types described below and categorized accordingly:

(i)              Contracts relating to the employment or engagement of any Person, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, retention, severance, or change of control arrangement;

(ii)            Contracts other than those described in clause (i) with any current or former officer, director or employee of the Company or any of its Subsidiaries, or any Affiliate of the Company or any of its Subsidiaries or any such Person;

(iii)          Contracts with any employee or labor union or association representing any employee;

(iv)          Contracts relating to capital expenditures;

(v)            Contracts entered into within the last five years relating to the acquisition or disposition of any equity interests in or, except in the ordinary course of business, assets of any Person;

(vi)          Contracts creating or otherwise related to any joint venture or partnership;

(vii)        Contracts limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person or to conduct business in any geographical area or to solicit any Person for employment;

(viii)      Contracts relating to the confidentiality or limitation on use of any information;

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(ix)          Contracts relating to any Indebtedness of the Company or any of its Subsidiaries (other than accounts payable to trade creditors in the ordinary and usual course of business consistent with past custom and practice), including credit facilities, promissory notes, security agreements, and other credit support arrangements, and Contracts under which the Company or any of its Subsidiaries have imposed or incurred a Lien on any of their assets;

(x)            Contracts granting a power of attorney, revocable or irrevocable, to any Person for any purpose whatsoever;

(xi)          Contracts that provide for the indemnification by the Company or any of its Subsidiaries of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xii)        Contracts relating to any loan (other than accounts receivable from trade debtors in the ordinary and usual course of business consistent with past custom and practice) or advance to (other than ordinary course travel allowances to the employees of the Company or any or its Subsidiaries), or investments in, any Person;

(xiii)      Contracts relating to any guarantee or other contingent Liability in respect of any Indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for collection in the ordinary and usual course of business consistent with past custom and practice);

(xiv)       all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any of its Subsidiaries is a party;

(xv)         Contracts with any Governmental Body;

(xvi)       Contracts, loans and/or lease arrangements involving, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, to or from any Affiliate or to or from any customer, supplier, employee or agent of the Company or any of its Subsidiaries;

(xvii)     all other Contracts which are reasonably likely to involve the receipt or payment of an amount in excess of $1,000 in any 12-month period and which cannot be cancelled by the Company or its applicable Subsidiary without penalty and without more than thirty (30) days’ notice; and

(xviii)   any other Contract to which the Company or any of its Subsidiaries is party and which has not previously been disclosed pursuant to this Section 3.12(a) (including, without limitation, any Intellectual Property License).

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(b)            Complete copies of the items required to be set forth in Section 3.12(a) of the Disclosure Schedule have previously been provided to Purchaser by the Seller. Except as set forth in Section 3.12(b) of the Disclosure Schedule, all of the Contracts disclosed in Section 3.12(a) of the Disclosure Schedule shall, following the Closing, remain enforceable by the Company and its Subsidiaries and, to the Knowledge of the Sellers, binding on the other parties thereto, without the Consent of any Person. Neither the Company nor any of its Subsidiaries is in default, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any such Contract or any other obligation owed by the Company or any of its Subsidiaries and, to the Knowledge of the Sellers, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Contract. Each of the Contracts disclosed in Section 3.12(a) of the Disclosure Schedule is in full force and effect, is valid and enforceable in accordance with its terms and, to the Knowledge of the Sellers, is not subject to any claims, charges, setoffs or defenses. There are no disputes pending or threatened under any such Contract. The Company, each of its Subsidiaries and, to the Knowledge of the Sellers, each other party thereto is in compliance with all of its obligations under each such Contract.

Section 3.13       Employee Benefits.

(a)             Section 3.13(a) of the Disclosure Schedule sets forth a complete and correct list of (i) all “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other pension plans or employee benefit agreements, arrangements, programs or payroll practices (including severance pay, other termination benefits or compensation, vacation pay, salary, company awards, stock option, stock purchase, salary continuation for disability, sick leave, retirement, deferred compensation, bonus or other incentive compensation, stock purchase arrangements or policies, hospitalization, medical insurance, life insurance and scholarship programs) (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”) for the benefit of any employee, leased employee, director, officer, shareholder or independent contractor (in each case either current or former) of the Company or any Company ERISA Affiliate (“Employee Benefit Plans”). Section 3.13(a) of the Disclosure Schedule identifies, in separate categories, Employee Benefit Plans that are (i) subject to Section 210(a), 4063 and 4064 of ERISA or Section 413(c) of the Code (“Multiple Employer Plans”), (ii) multiemployer plans (as defined in Section 4001(a)(3) of ERISA) (“Multiemployer Plans”) or (iii) “benefit plans”, within the meaning of Section 5000(b)(1) of the Code providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or similar state or local Law). Neither the Company nor any of its Subsidiaries has any Liability or contingent Liability with respect to any plan, arrangement or practice of the type described in this Section 3.13(a) other than the Employee Benefit Plans set forth on Section 3.13(a) of the Disclosure Schedule.

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(b)            None of the Company, any of its Subsidiaries, any of their Affiliates or any Company ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any Multiemployer Plan or any Multiple Employer Plan. No Employee Benefit Plan is or at any time was a “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code. Neither the Company, nor any of its Subsidiaries, nor any of their Affiliates, nor any Company ERISA Affiliate has ever participated in, been required to contribute to, or otherwise been required to participate in any plan, program or arrangement subject to Title IV of ERISA. No Employee Benefit Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(c)             Each of the Employee Benefit Plans intended to qualify under Section 401(a) or 403(a) of the Code (“Qualified Plans”) has received a determination letter from the IRS to such effect and the trusts maintained thereto are exempt from federal income taxation under Section 501 of the Code and nothing has occurred or will occur through the Closing with respect to any such plan which would reasonably be expected to cause the loss of such qualification or exemption. There has been no termination or partial termination of such Qualified Plan within the meaning of Code Section 411(d)(3) and the present value of all Liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(d)            All contributions, reimbursements, accruals and premiums required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto for all periods ending prior to or as of the Closing have been timely paid or properly accrued on the Balance Sheet and the books and records of the Company and its Subsidiaries. No Employee Benefit Plan has any unfunded Liabilities which are not reflected on the Balance Sheet or the books and records of the Company and its Subsidiaries.

(e)             There has been no material violation of or material failure to comply with ERISA or the Code with respect to the filing of applicable returns, reports, documents and notices regarding any of the Employee Benefit Plans with the DOL, the IRS, the PBGC or any other Governmental Body or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

(f)             True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans, have been delivered to Purchaser: (A) any plans and related trust documents (including all amendments thereto), investment management agreements, administrative service contracts, group annuity contracts, insurance contracts, collective bargaining agreements and employee handbooks, (B) the most recent Forms 5500 for the past three years and schedules thereto, (C) the most recent consolidated financial statements and actuarial valuations for the past three years, (D) the most recent IRS determination letters, (E) the most recent summary plan descriptions (including letters or other documents updating such descriptions) and (F) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

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(g)            There are no pending Legal Proceedings which have been asserted or instituted or, to the Knowledge of the Sellers, threatened against any of the Employee Benefit Plans, the assets of any such plans or of any related trust or the Company or any of its Subsidiaries, the plan administrator or any fiduciary of the Employee Benefit Plans with respect to such plans (other than routine benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding. No Employee Benefit Plan is under audit or investigation by the IRS, DOL or any other Government Body and no such completed audit, if any, has resulted in the imposition of Tax, interest or penalty.

(h)            Each of the Employee Benefit Plans complies in all material respects with its terms and all provisions of applicable Law, including ERISA and the Code, and all reporting requirements have been satisfied on a timely basis.

(i)              If the Company maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code, each plan sponsor or administrator has complied with the COBRA reporting, disclosure, notice, election and other benefit continuation and coverage requirements of Section 4980B of the Code, HIPAA, Part 6 of Title I of ERISA and the applicable regulations thereunder and any comparable state Laws, including compliance with the Company’s COBRA obligations rising in connection with the transactions contemplated herein. No Employee Benefit Plan provides medical or dental benefits for any current or former employees or other service providers of the Company, its Subsidiaries, or their predecessors after termination of employment or other service other than the rights that may be provided by Law.

(j)              No “prohibited transaction”, within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred with respect to any Employee Benefit Plan.

(k)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (in each case either alone or in conjunction with any other event) will, with or without the passage of time or the giving of notice (i) result in any payment becoming due to any service provider; (ii) increase any benefits otherwise payable to any service provider including under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

(l)              No security issued by the Company or any of its Subsidiaries forms or has formed any part of the assets of any Employee Benefit Plan.

(m)          The consummation of the transactions contemplated by this Agreement will not give rise to any Liability for termination of any agreements related to any Employee Benefit Plan.

(n)            No amounts payable under any Employee Benefit Plan or any other agreement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

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(o)            Each Employee Benefit Plan that purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129, and 132 of the Code satisfies the requirements of said Section(s).

(p)            The Company and its Subsidiaries have taken such actions necessary with respect to each Employee Benefit Plan to ensure that no service provider of the Company or any of its Subsidiaries is subject to taxes or penalties under Section 409A of the Code.

(q)            Each Employee Benefit Plan, its related trust and insurance agreement may be unilaterally amended or terminated on no more than ninety (90) days’ notice.

Section 3.14       Labor.

(a)             Section 3.14(a) of the Disclosure Schedule contains a list of all persons who are employees, consultants or contractors of the Company and its Subsidiaries as of the date hereof, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual base compensation rate, (v) commission, bonus or other incentive-based compensation, and (vi) designation as either exempt or non-exempt from the overtime requirements of the Fair Labor Standards Act.

(b)            The Company and its Subsidiaries are not, nor have they ever been, a party to or bound by any labor or collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Sellers, attempting to represent any employee. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime, arbitrations or other similar labor activity or dispute affecting the Company, any of its Subsidiaries or any of their employees. There are no grievances, arbitrations, unfair labor practice charges or other labor disputes pending or, to the Knowledge of the Sellers, threatened against the Company or any of its Subsidiaries.

(c)             No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Sellers, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Sellers, threatened by any labor organization or group of employees of the Company or any of its Subsidiaries.

(d)            There are no Legal Proceedings against the Company or any of its Subsidiaries pending or, to the Knowledge of the Sellers, threatened which would reasonably be expected to be brought or filed, with any public or Governmental Body based on, arising out of, in connection with, or otherwise relating to the application or recruitment for employment, employment or termination of employment of any individual or group by the Company or any of its Subsidiaries.

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(e)             To the Knowledge of the Sellers, no executive or employee currently has any plans to terminate employment with the Company or any of its Subsidiaries independently of or as a result of the transactions contemplated by this Agreement.

(f)             The Company and its Subsidiaries are and have been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the employees of the Company and its Subsidiaries, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wage and hours, overtime compensation, child labor, health and safety, workers’ compensation, uniformed services employment, whistleblowers, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or any of the Subsidiaries as consultants or contractors are properly treated as independent contractors under all applicable Laws. There are no Legal Proceedings pending against the Company or any of its Subsidiaries or, to the Knowledge of the Sellers, threatened to be brought or filed, by or with any Governmental Body or arbitrator in connection with the employment of any current or former employee, consultant or independent contractor, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. There are no internal complaints or reports by any current or former employee, consultant or independent contractor pursuant to the anti-harassment policy of the Company or any of its Subsidiaries that are pending or under investigation.

(g)            The provisions of WARN have not been applicable to the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has any plans to undertake any action in the future that would trigger WARN.

(h)            All employees of the Company and its Subsidiaries are residing and/or working in the United States (i) free of any restrictions or limitations on their ability to accept employment lawfully in the United States and (ii) in compliance with all applicable Laws relating to immigration and naturalization. No Legal Proceeding has been filed or commenced against the Company or any of its Subsidiaries or, to the Knowledge of the Sellers, any employees thereof, that (a) alleges any failure so to comply or (b) seeks removal, exclusion or other restrictions on (I) such employee’s ability to reside and/or accept employment lawfully in the United States and/or (II) the continued ability of the Company or any of its Subsidiaries to sponsor employees for immigration benefits and, to the Knowledge of the Sellers, there is no reasonable basis for any of the foregoing. To the Knowledge of the Sellers, there is no reasonable basis to believe that any employee of the Company or any of its Subsidiaries will not be able to continue to so reside and/or accept employment lawfully in the United States in accordance with all such Laws. The Company and its Subsidiaries maintain adequate internal systems and procedures to provide reasonable assurance that all employee hiring is conducted in compliance with all applicable Laws relating to immigration and naturalization. No audit, investigation or other Legal Proceeding has been commenced against the Company or any of its Subsidiaries at any time with respect to its compliance with applicable Laws relating to immigration and naturalization in connection with its hiring practices.

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Section 3.15       Litigation. Except as set forth in Section 3.15 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Knowledge of the Sellers, threatened against the Company or any of its Subsidiaries (or pending or threatened against any of the officers, directors or key employees of the Company or any of its Subsidiaries in relation to the Company, any of its Subsidiaries or the Business) before any court or other Governmental Body or any arbitral tribunal, nor is there any basis for any such Legal Proceeding. Neither the Company nor any of its Subsidiaries has received any written memorandum or legal advice from legal counsel retained by the Company or any of its Subsidiaries to the effect that it is exposed, from a legal standpoint, to any Liability. Neither the Company nor any of its Subsidiaries has engaged in any Legal Proceeding to recover monies due it or for damages sustained by it. Neither the Company nor any of its Subsidiaries is subject to any Order of any Governmental Body.

Section 3.16       Compliance with Laws; Permits.

(a)             The Company is duly licensed as a clinical laboratory and is an enrolled Medicare provider. Each of the Company and its Subsidiaries is, and has at all times been, in compliance with all Laws applicable to it or the operation, use, occupancy or ownership of its assets or properties or the conduct of the Business including, without limitation, the applicable standards for Privacy or Security of Identifiable Health Information promulgated pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended, and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164, the Standards for Security of Electronic Protected Health Information, 45 C.F.R. Parts 160, 162 and 164, and the implementing regulations thereunder, and the Health Information Technology for Economic and Clinical Health Act (“HITECH”) (collectively, “HIPAA”). Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body of any, and, to the Knowledge of the Sellers, there has been no, failure to comply with any Law. There is no investigation by a Governmental Body pending against or, to the Knowledge of the Sellers, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients, for purposes of doing business with such persons, in violation of any law, regulation or order.

(b)            Section 3.16(b) of the Disclosure Schedule contains a complete and accurate list of each Permit that is held by the Company and each of its Subsidiaries or that otherwise relates to the Business, including all Permits required to operate a "high complexity" clinical laboratory. Each Permit listed or required to be listed in Section 3.16(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.16(b) of the Disclosure Schedule:

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(i)              the Company and each of its Subsidiaries is, and has been, in full compliance with all of the terms and requirements of each Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule;

(ii)            no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit identified or required to be identified in Section 3.16(b) of the Disclosure Schedule;

(iii)          none of the Company or any of its Subsidiaries has received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit, and, to the Knowledge of the Sellers, there are no facts that may give use to any such violation, failure to comply, revocation, withdrawal, suspension, cancellation, termination or modification; and

(iv)          all applications required to have been filed for the renewal of the Permits identified or required to be identified in Section 3.16(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

The Permits identified in Section 3.16(b) of the Disclosure Schedule collectively constitute all of the Permits necessary to enable the Company and its Subsidiaries to lawfully conduct and operate the Business and to own and use their assets in the manner in which they currently own and use such assets.

(c)             The Company is the holder of all Medicare and Medicaid provider numbers and authorizations necessary to receive reimbursement for all those services properly reimbursable in the conduct of its business as a clinical laboratory, including, but not limited to, "high complexity" testing, and the status of the same is in good standing. The Company has timely filed all requisite claims and other reports required to be filed in connection with all State and Federal Medicare and Medicaid programs, as applicable, due on or before the date hereof, all of which are complete and correct. There are no claims, actions, appeals or overpayments pending before any commission, board or agency, including, without limitation, any intermediary or carrier, the Provider Reimbursement Review Board, the Centers for Medicare and Medicaid Services ("CMS"), the State of California Department of Public Health ("CDPH") or other authority, with respect to any Federal or State Medicare or Medicaid or other governmental reimbursement program claims filed by the Company or any of its Subsidiaries on or before the date hereof or any disallowances by any commission, board or agency in connection with any audit or review of such claims. To the Knowledge of the Sellers, no validation review, program integrity review, prepayment review, or other investigation related to the Company has been conducted by any authority, including without limitation the HHS Office of Inspector General, the U.S. Department of Justice or the California Office of the Attorney General, in connection with the Medicare, Medicaid, or other governmental reimbursement program, and, to the Knowledge of the Sellers, no such reviews or investigations are scheduled, pending or threatened against or affecting the Company, any of its Subsidiaries or their operations. To the Knowledge of the Sellers, there are no existing survey deficiencies or any pending plan of correction in connection with the Company's business.

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Section 3.17       Environmental Matters.

(a)             The operations of the Company and its Subsidiaries are currently and have been in compliance with all applicable Environmental Laws and all licenses and permits issued pursuant to Environmental Laws or otherwise (“Environmental Permits”).

(b)            The Company and its Subsidiaries have obtained and currently maintain all Environmental Permits required under all applicable Environmental Laws necessary to operate the Business.

(c)             None of the Company or any of its Subsidiaries is the subject of any outstanding written Order or Contract with any Governmental Body or other Person respecting any Environmental Laws or any Release or threatened Release of a Hazardous Material.

(d)            None of the Company or any of its Subsidiaries has received any written communication alleging either that it may be in violation of any Environmental Law or Environmental Permit or that it may have any Liability under any Environmental Law.

(e)             None of the Company or any of its Subsidiaries has incurred, assumed or undertaken any contingent Liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and there are no facts, circumstances or conditions relating to, arising out of or attributable to it that could give rise to Liability under Environmental Laws.

(f)             To the Knowledge of the Sellers, there is not located at any of the properties of the Company or any of its Subsidiaries any (i) underground storage tanks, (ii) asbestos or asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) lead-based paint, or (v) mold; and

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(g)            The Seller has delivered to Purchaser all environmentally related audits, studies, reports, analyses and results of investigations that have been performed within the previous five years with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

Section 3.18       Insurance. Section 3.18 of the Disclosure Schedule includes a correct and complete list and description, including policy number, coverage and deductible, of all insurance policies owned by the Company or any of its Subsidiaries, complete copies of which policies have previously been delivered to Purchaser by the Seller. Such policies are in full force and effect, all premiums due thereon have been paid and neither the Company nor any of its Subsidiaries is in default thereunder. Such insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which they are bound. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of the Sellers, is there any basis for any such action. Section 3.18 of the Disclosure Schedule also contains a list of all pending claims and any claims in the past five (5) years with any insurance company by the Company or any of its Subsidiaries and any instances within the previous five (5) years of a denial of coverage of the Company or any of its Subsidiaries by any insurance company.

Section 3.19       Receivables; Payables.

(a)             The accounts receivable and notes receivable of the Company and its Subsidiaries reflected in the Balance Sheet and arising after the date thereof have arisen in bona fide arm’s-length transactions in the ordinary and usual course of business consistent with past custom and practice, and, subject to the allowance for doubtful accounts set forth in the Balance Sheet, all such receivables are valid, collectible and binding obligations of the account debtors without any counterclaims, setoffs or other defenses thereto. All such reserves, allowances and discounts were and are adequate and consistent in extent with the reserves, allowances and discounts previously maintained by the Company and its Subsidiaries in the ordinary and usual course of business consistent with past custom and practice and determined in accordance with GAAP. A complete list of all accounts receivable and notes receivable of the Company and its Subsidiaries as of the date hereof is included in Section 3.19 of the Disclosure Schedule.

(b)            All accounts payable of the Company and its Subsidiaries reflected on the Balance Sheet and arising after the date thereof are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith in an appropriate manner and for which there are adequate reserves on the Balance Sheet, or, with respect to accounts payable arising after the Balance Sheet Date, on the accounting records of the Company and its Subsidiaries.

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Section 3.20       Customers and Suppliers.

(a)             Section 3.20(a) of the Disclosure Schedule sets forth a complete and correct list of the top 10 customers of each of the Company and its Subsidiaries for the most recently ended fiscal year and for the six-month period ended June 30, 2014, and the amount of sales to each such customer during each such period. Except as set forth on Section 3.20(a) of the Disclosure Schedule, since December 31, 2013, no such customer has cancelled or otherwise terminated, reduced, or threatened to cancel or terminate or reduce, its relationship with the Company or a Subsidiary thereof, as applicable, nor is there any dispute therewith.

(b)            Section 3.20(b) of the Disclosure Schedule sets forth a complete and correct list of the top five suppliers of each of the Company and its Subsidiaries for the most recently ended fiscal year and for the six-month period ended June 30, 2014, and the amount of purchases from each such supplier during each such period. Except as set forth on Section 3.20(b) of the Disclosure Schedule, since December 31, 2013, no supplier has cancelled or otherwise terminated, reduced, or threatened to cancel or terminate or reduce, its relationship with the Company or a Subsidiary thereof, as applicable, nor is there any dispute therewith.

Section 3.21       Related Party Transactions. Except as described in Section 3.21 of the Disclosure Schedule, since December 31, 2012, neither the Company nor any of its Subsidiaries has loaned or borrowed any amounts to or from, and does not have outstanding any Indebtedness or other similar obligations to or from, any Affiliate of the Company or any of its Subsidiaries or the Seller. Except as described in Section 3.21 of the Disclosure Schedule, since December 31, 2012, neither the Company nor any of its Subsidiaries nor any Affiliate of the Company nor any officer or employee of any of them (i) has owned any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, distributor, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries, (B) engaged in a business related to the business of the Company or any of its Subsidiaries, or (C) a participant in any material transaction to which the Company or any of its Subsidiaries has been a party or (ii) has been a party to any Contract with the Company or any of its Subsidiaries or engaged in any transaction or business with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has any Contract or understanding with any officer, director, employee or shareholder of the Company or any of its Subsidiaries, or any Affiliate of any such Person that relates, directly or indirectly, to the subject matter of any Transaction Document or the consideration payable thereunder or that contains any terms, provisions or conditions relating to the entry into or performance of any Transaction Document by the Company or any of its Subsidiaries.

Section 3.22       Brokers Fees. None of the Company or any of its Subsidiaries has any Liability to pay any fees or commissions to any investment banker, broker, finder, agent, or any other similar Person with respect to the transactions contemplated by this Agreement.

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Section 3.23       Absence of Certain Business Practices. Except as set forth in Section 3.23 of the Disclosure Schedule, the Company and its Subsidiaries have not, and the Seller, any Affiliate or agent of the Company or any of its Subsidiaries or the Seller, and any other Person acting on behalf of or associated with any Seller or the Company or any of its Subsidiaries, acting alone or together, has not (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier or employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier or employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other Person who was, is or may be in a position to help or hinder the business of the Company or any of its Subsidiaries (or assist the Company or any of its Subsidiaries in connection with any actual or proposed transaction), in each case which (i) may subject the Company or any of its Subsidiaries to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, Business or operations of the Company or any of its Subsidiaries, or (iii) if not continued in the future, may adversely affect the assets, business or operations of the Company or any of its Subsidiaries.

Section 3.24       Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company or any of its Subsidiaries in the conduct of the Business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by the Company.

Section 3.25       Bank Accounts; Powers of Attorney. Section 3.25 of the Disclosure Schedule sets forth:

(a)             with respect to any borrowing or investment arrangements, deposit or checking accounts or safety deposit boxes of the Company or any of its Subsidiaries, the name of the financial institution, the type of account and the account number; and

(b)            the name of each Person holding a general or special power of attorney from or with respect to the Company or any of its Subsidiaries and a description of the terms of each such power.

Section 3.26       No Misrepresentation. No representation or warranty of the Company or the Seller contained in this Agreement or any other Transaction Document or in the Disclosure Schedule hereto or in any certificate or other instrument furnished to Purchaser or Medytox in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MEDYTOX

Purchaser and Medytox, jointly and severally, represent and warrant to Seller as follows:

Section 4.1          Organization. Purchaser is a corporation duly organized under the Laws of the State of Florida and its status is active. Medytox is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada. Each of the Purchaser and Medytox has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Each of the Purchaser and Medytox is duly qualified or authorized to do business as a foreign company and is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

Section 4.2          Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser or Medytox is a party have been duly authorized by all necessary action by or on behalf of Purchaser or Medytox. Each of Purchaser and Medytox has full power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform its obligations hereunder and thereunder. This Agreement and each Transaction Document to which Purchaser or Medytox is or will be a party has been or will be duly and validly executed and delivered and constitutes the legal, valid and binding obligation of Purchaser or Medytox, enforceable against Purchaser or Medytox in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 4.3          Conflicts; Consent of Third Parties. Neither the execution and the delivery by Purchaser or Medytox of this Agreement and the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby on the part of Purchaser or Medytox, will, with or without the passage of time or the giving of notice (a) conflict with, or result in the breach of, any provision of the Governing Documents of Purchaser or Medytox or (b) conflict with, violate, result in the breach or termination of, or constitute a default under, result in an acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any Contract to which Purchaser or Medytox is a party or by which Purchaser or Medytox or its properties or assets are bound.

Section 4.4          Brokers Fees. Neither Purchaser nor Medytox has any Liability to pay any fees or commissions to any broker, finder, agent or any other similar Person with respect to the transactions contemplated by this Agreement.

Section 4.5          No Proceedings. No suit, action or other proceeding is pending before any Governmental Body seeking to restrain or prohibit Purchaser or Medytox from entering into this Agreement or to prohibit the Closing or the performance of any other obligation hereunder.

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Section 4.6          Investment Purpose. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Shares are not registered under the Securities Act, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to Blue Sky Laws.

Section 4.7          Preferred Shares. Upon issuance pursuant to the terms of this Agreement, the Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable.

ARTICLE V
COVENANTS

Section 5.1          Commercially Reasonable Efforts; Notices and Consents.

(a)             Each of the Parties shall use its commercially reasonable efforts to take all action required of it and to do all things necessary, proper or advisable on its part in order to consummate and make effective the transactions contemplated by this Agreement and each of the Transaction Documents (including satisfaction, but not waiver, of the conditions set forth in ARTICLE VI).

(b)            Each of the Parties shall give any notices to, make any filings with, and use their commercially reasonable efforts to obtain any Consents which are required to be given, made or obtained by it in connection with consummation of the transactions contemplated by this Agreement.

(c)             From the date hereof until the Closing, the Seller shall promptly notify Purchaser in writing of:

(i)              any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or the Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 to be satisfied;

(ii)            any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

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(iv)          any Legal Proceedings commenced or, to the Knowledge of the Sellers, threatened against, relating to or involving or otherwise affecting Seller or the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.15 or that relates to the consummation of the transactions contemplated by this Agreement.

Purchaser’s receipt of information pursuant to this Section 5.1(c) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the Seller in this Agreement (including Section 7.1 and Section 8.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedule.

Section 5.2          Access to Information; Financial Statements.

(a)             From the date hereof until the Closing, Seller and the Company shall (i) afford Purchaser and its employees, agents, accountants and legal and financial advisors (collectively, the “Purchaser’s Agents”) with access, during normal business hours, to the offices, plants, warehouses, properties, and Books and Records of the Company and its Subsidiaries, and (ii) furnish to Purchaser’s Agents such additional financial and operating data and other information regarding the operations of the Company and its Subsidiaries as Purchaser may from time to time request. Seller and the Company shall facilitate Purchaser’s contact and communication with the employees and personnel of the Company and its Subsidiaries, and the customers, suppliers, vendors and distributors of the Business, all as requested upon reasonable notice by Purchaser to the Seller and during normal business hours after the date hereof. Seller and the Company shall direct the employees and personnel of the Company and its Subsidiaries to cooperate with Purchaser in connection with the foregoing. From the date hereof through the Closing, Seller and the Company shall use good faith efforts to operate the Business in such a manner as to achieve a smooth transition consistent with the mutual business interests of Seller and Purchaser.

(b)            From the date hereof until the Closing, the Seller shall, as soon as practicable and in any event within fifteen (15) days after the end of each fiscal month of the Company, deliver to Purchaser the internally prepared consolidated financial statements of the Company and its Subsidiaries as of the end of such fiscal month, for such fiscal month and for the period from the beginning of the then-current fiscal year to the end of such fiscal month.

Section 5.3          Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, each of the Company and its Subsidiaries shall conduct its operations in the ordinary course of business consistent with past practice and in compliance with all applicable Laws, to the extent consistent therewith, use its best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with Governmental Bodies, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company and its Subsidiaries shall not, without the written consent of Purchaser, take any of the following actions:

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(a)             declare or pay any dividends or distributions on or in respect of any of the capital stock or other securities of the Company or any of its Subsidiaries or redeem, purchase or acquire any capital stock or other securities of the Company or any of its Subsidiaries or make any other payment to or on behalf of any shareholder or other equity holder of the Company, any of its Subsidiaries or any Affiliate thereof;

(b)            make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or pay or agree or orally promise to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, distributor, consultant, independent contractor or agent of the Company or any of its Subsidiaries, other than increases in the ordinary course of business consistent with past practice in the base wages or salaries of employees of the Company or any of its Subsidiaries;

(c)             enter into or amend any employment, deferred compensation, severance or similar contract;

(d)            materially change any of its accounting or Tax reporting principles, methods or policies, settle any Tax controversy, amend any Tax Return, or make any material Tax election by or with respect to the Company or any of its Subsidiaries;

(e)             except for the transactions contemplated by this Agreement, enter into or amend any other transaction or Contract other than in the ordinary course of business consistent with past practice;

(f)             hire any employees or engage any independent contractors other than in the ordinary course of business consistent with, and at a level consistent with, past practice;

(g)            breach any Contract;

(h)            make any loans, advances or capital contributions to, or investments in, any Person;

(i)              mortgage, pledge or subject to any Lien any of its assets, or acquire any assets or sell, assign, transfer, convey, lease or otherwise dispose of any assets of the Company or any of its Subsidiaries except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business consistent with past practice;

(j)              cancel or compromise any debt or claim or amend, cancel, terminate, relinquish, waive or release any Contract or right except in the ordinary course of business consistent with past practice and which, in the aggregate, are not material to the Company or any of its Subsidiaries;

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(k)            enter into or amend any Contract or transaction with any of its Affiliates or pay any fees, expenses or other amounts to any Affiliate of the Company or any of its Subsidiaries;

(l)              make or commit to make any capital expenditures or capital additions or improvements (i) in excess of $2,500 individually or $5,000 in the aggregate or (ii) outside the ordinary course of business consistent with past practices;

(m)          enter into any prepaid services transactions with any of its customers or otherwise accelerate revenue recognition or the sales of its services for periods prior to the Closing;

(n)            amend any of its Governing Documents;

(o)            adopt any plan of merger, consolidation, reorganization, liquidation or dissolution or file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law or other agreement with respect to the sale of its assets, securities or Business;

(p)            issue any equity or debt securities or any security exercisable or exchangeable for or convertible into equity securities of the Company or any of its Subsidiaries, or incur any Indebtedness or other Liabilities (other than in the ordinary course of business consistent with past practices);

(q)            (i) discharge, repay, amend, modify, make payment on, cancel or compromise any Indebtedness, or discharge or satisfy any Lien, or (ii) engage in any transaction or provide any consideration relating to the release, modification or diminution of any guarantee, bond, surety or other obligation of the Seller or any Affiliate thereof;

(r)             take any action or omit to take any action that is reasonably likely to result in any of the conditions set forth in ARTICLE VI not being satisfied; or

(s)             enter into any contracts or commitments to do or perform in the future any actions referred to in this Section 5.3.

Section 5.4          Further Assurances; Litigation Support.

(a)             If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request; provided, however, that neither Purchaser nor Medytox shall be required to incur any out-of-pocket expense in connection therewith if it may be entitled to indemnity in connection therewith. Seller and the Company shall cooperate with Purchaser to encourage each lessor, licensor, customer, supplier or other business associate of the Company and its Subsidiaries to maintain the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing, at Purchaser’s sole cost and expense.

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(b)            Following the Closing, in the event and for so long as either Purchaser or Medytox actively is involved in, contesting or defending against any Legal Proceeding in connection with any fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, Tax matter, failure to act, or transaction involving the Company or any of its Subsidiaries, the Seller shall cooperate reasonably with Purchaser or Medytox and such Party’s counsel in such involvement, contest or defense, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with such contest or defense, all at the sole reasonable cost and expense of Purchaser (unless Purchaser or Medytox is entitled to indemnification therefor hereunder).

(c)             The Seller agrees to fully cooperate in providing the Purchaser with all information necessary for completion of the applications as described herein below.

                                                      (i)                    Within twenty (20) days from the Closing Date, the Purchaser hereby agrees, at the Purchaser's sole cost and expense, to submit a change of ownership ("CHOW") application to the CDPH regarding the Company's clinical laboratory license (the "License CHOW Application"). The Purchaser shall provide copies of the License CHOW Application to Seller or Seller's counsel within three (3) Business Days of submission of the same.

                                                    (ii)                    Within twenty (20) days from the Closing Date, the Purchaser hereby agrees, at the Purchaser's sole cost and expense, to submit an application to the CDPH (the "CLIA Application") relating to the occurrence of the transaction contemplated hereby. The Purchaser shall provide a copy of the CLIA Application to Seller or Seller's counsel within three (3) Business Days of submission of the same.

                                                  (iii)                    Within twenty (20) days from the Closing Date, the Purchaser hereby agrees, at the Purchaser's sole cost and expense, to prepare and submit a CMS Form 855B Change of Information application (the "CMS Application"), which shall reflect the changes contemplated hereby. The Purchaser shall provide a copy of the CMS Application to Seller or Seller's counsel within three (3) Business Days of submission of the same.

                                                  (iv)                    Within twenty (20) days from the Closing Date, the Purchaser hereby agrees, at the Purchaser's sole cost and expense, to update the records of the National Plan and Provider Enumeration System (NPPES) (the "NPI Update") to reflect the changes resulting from the contemplated transaction. Seller shall provide the Purchaser with the NPI username and password so that the Purchaser can make all necessary changes. The Purchaser shall provide a copy of the NPI Update to Seller or Seller's counsel within three (3) Business Days of submission of the same.

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Section 5.5          Names and Logos. From and after the Closing, the Seller will not, and will cause its Affiliates not to, use any names or logos incorporating or similar to “Epinex Diagnostics Laboratories” or any derivatives thereof or any other trade name used in the Business. The Seller consents to the Company's continued use of the name Epinex Diagnostics Laboratories.

Section 5.6          Mail; Payments; Receivables. From and after the Closing, the Seller agrees to refer to Purchaser all customer, supplier, employee or other inquiries or correspondence relating to the Company or any of its Subsidiaries and the conduct of the Business after the Closing Date. From and after the Closing, the Seller further agrees to remit to Purchaser all payments and invoices received by it or its Affiliates that relate to the Company or any of its Subsidiaries (including accounts receivable) or the conduct of the Business after the Closing Date within five (5) Business Days after its receipt thereof.

Section 5.7          Public Announcements; Confidentiality.

(a)             Unless otherwise required by applicable Law, the Seller shall not, and the Seller shall cause its Affiliates, agents, representatives and professionals not to, and, prior to the Closing, the Company and its Subsidiaries shall not, make any disclosure or public announcements in respect of this Agreement or the transactions contemplated hereby (including price and terms) or otherwise communicate with any news media without the prior written consent of Purchaser.

(b)            From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its best efforts to cause its or their respective representatives to hold, in confidence (and not disclose or provide access to any other Person) any and all information, whether written or oral, concerning the Company, its Subsidiaries or the Business, except to the extent that the Seller can show that such information (i) is generally available to and known by the public through no fault of the Seller or any of its Affiliates or representatives; or (ii) is lawfully acquired by the Seller or any of its Affiliates or representatives from and after the Closing from sources unrelated to Purchaser, the Company, its Subsidiaries or the Seller which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller or any of its Affiliates or representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Purchaser in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that each Seller shall use best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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Section 5.8          Tax Covenants.

(a)             Purchaser and Medytox, on the one hand, and Seller, on the other, agree, for all Tax purposes, to report the transactions effected pursuant to the Transaction Documents in a manner consistent with the terms of this Agreement and none of them shall take a position on any Tax return, before any Tax authority or in any judicial proceeding that is, in any manner, inconsistent with such treatment without the consent of the others or unless specifically required pursuant to a determination by an applicable Tax authority. The Parties shall promptly advise one another of the existence of any Tax audit, controversy or litigation related to the Tax treatment of the transactions effected pursuant to the Transaction Documents.

(b)            Notwithstanding anything to the contrary set forth herein, any Tax (including sales Tax, use Tax, income Tax or documentary stamp Tax) attributable to the sale or transfer of the Shares or any other transaction contemplated by the Transaction Documents shall be paid by the Seller.

(c)             For purposes of determining the Taxes of the Company and its Subsidiaries through a particular date under all provisions of this Agreement, in the case of any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts for the portion of the period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company or any Subsidiary holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes for a Straddle Period which relates to the portion of the period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period.

(d)            The Parties will provide each other with such reasonable cooperation and information as any of them reasonably may request of another in filing any Tax Return or conducting any audit, investigation or other proceeding in respect of Taxes. Each such Party will make its employees and representatives available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such Party will make available all Tax Returns, schedules and work papers and all other records or documents relating to Tax matters of the Company and its Subsidiaries in their possession or control, including audit reports received from any Tax authority relating to any Tax Return of the Company, until the expiration of the statute of limitations of the respective Tax periods to which such Tax Returns and other documents relate. Any non-public information obtained from the Parties under this Section 5.8(d) will be kept confidential, except as otherwise required by applicable Law.

Section 5.9          Exclusive Dealing. During the period from the date hereof through the Closing Date or the earlier termination of this Agreement, Seller and the Company shall not, directly or indirectly, and shall cause their respective officers, directors, employees, agents, consultants, representatives, advisors and Affiliates to not, directly or indirectly:

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(a)             solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction;

(b)            participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Purchaser or its Affiliates) relating to or in connection with a possible Acquisition Transaction; or

(c)             accept any proposal or offer from any Person (other than Purchaser or its Affiliates) relating to a possible Acquisition Transaction.

Seller and the Company further agree that they shall, prior to the earlier of the Closing or the termination of this Agreement in accordance with its terms, promptly (and in no event later than 24 hours after receipt thereof) notify Purchaser orally and in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction, including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof (including a copy of any written inquiry, proposal or offer) that is received by the Company, any of its Subsidiaries or the Seller or any representative thereof from the date of this Agreement through the Closing Date.

Section 5.10       Non-Competition; Non-Solicitation.

(a)             The Seller acknowledges that it is familiar with the trade secrets and other confidential information of the Company and its Subsidiaries. Therefore, and in further consideration of the compensation to be paid to Seller hereunder, the Seller agrees to the covenants set forth in this Section 5.10 and acknowledges that Purchaser and Medytox would not have entered into this Agreement but for Seller's agreement to the restrictions set forth in this Section 5.10.

(b)            For a period of five (5) years from and after the Closing Date, the Seller shall not, directly or indirectly, own, operate, lease, manage, control, engage in, invest in, lend to, own any debt or equity security of, permit its name to be used by, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporate or other business organization) or otherwise assist in any manner any Person in any business that is competitive with the Business; provided, however, that nothing herein shall prohibit the Seller from being a beneficial owner of less than two percent (2%) of the outstanding stock of any publicly-traded corporation.

(c)             For a period of five (5) years from and after the Closing Date, the Seller shall not, directly or indirectly: (i) induce or attempt to induce any employee or consultant of the Company, any of its Subsidiaries, Medytox or Purchaser (collectively, the “Company Parties”) to leave the employ of, or engagement with, any of the Company Parties, or in any way interfere with the relationship between any of the Company Parties and any employee or consultant thereof, (ii) hire or engage any person who is or was within two (2) years of the Closing Date an employee or consultant of any of the Company Parties, or (iii) induce or attempt to induce any person or entity who is or was within two (2) years a customer, supplier, licensee, licensor, franchisee or other business relation of any of the Company Parties to cease doing business with any of the Company Parties, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and any of the Company Parties. The Seller shall not ever make or publish any statement or communication which is disparaging, negative or unflattering with respect to any of the Company Parties, or any of their respective shareholders, officers, directors, employees or agents.

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(d)            The Parties hereto acknowledge and agree that Purchaser and each of its Affiliates, successors and assigns would suffer irreparable harm from a breach of this Section 5.10 by the Seller and that money damages would not be an adequate remedy for any such breach. Therefore, in the event a breach or threatened breach of this Section 5.10, Purchaser and each of its Affiliates or their respective successors and assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance, and injunctive and other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security and at the expense of the breaching Seller, including reasonable attorneys’ fees and expenses). The restrictive covenants set forth in this Section 5.10 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against Purchaser or any Affiliate, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser or any Affiliate of any restrictive covenant contained in this Section 5.10. Each of Purchaser and its Affiliates has fully performed all obligations entitling it to the restrictive covenants set forth in this Section 5.10, and such restrictive covenants therefore are not executory or otherwise subject to rejection under chapter 11 of title 11 of the United States Code.

(e)             If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 5.10 to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. In addition, in the event of an alleged breach or violation by the Seller of this Section 5.10, the five (5) year periods described in clauses (b) and (c) above shall be tolled with respect to the Seller until such breach or violation has been duly cured. The Seller agrees that the restrictions contained in this Section 5.10 are reasonable.

Section 5.11       Resignations. At the Closing, the Seller shall deliver to Purchaser written resignations, effective as of the Closing Date, of the officers and directors of the Company and its Subsidiaries requested by Purchaser at least one (1) Business Day prior to the Closing.

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Section 5.12       Tangible Property. On or prior to the Closing Date, Sellers shall deliver to the Company and its Subsidiaries all tangible property belonging to the Company or its Subsidiaries that is in its possession or under its control.

Section 5.13       Discharge of Affiliate Obligations. Prior to the Closing, Seller shall cause all Indebtedness, notes or other obligations of the Company or any of its Subsidiaries to the Seller or any of its Affiliates to be satisfied or cancelled, and Seller shall cause all Indebtedness, notes or other obligations of the Seller or any of its Affiliates to the Company or any of its Subsidiaries to be satisfied.

ARTICLE VI
CLOSING CONDITIONS

Section 6.1          Conditions to Obligation of Purchaser and Medytox. The obligation of Purchaser and Medytox to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by Purchaser and Medytox (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)             The representations and warranties of the Company and Seller contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date. The covenants and agreements contained in this Agreement to be complied with by the Company and Seller at or before the Closing shall have been complied with in all material respects.

(b)            There shall not have occurred a Company Material Adverse Effect.

(c)             No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other Order issued by any Governmental Body, shall be in effect prohibiting or preventing the transactions contemplated by this Agreement.

(d)            The Company and its Subsidiaries shall have repaid all liabilities of the Company and its Subsidiaries outstanding as of the Business Day immediately prior to the Closing, whether or not set forth in the Financial Statements (including prepayment penalties, fees and similar amounts payable in connection with the repayment thereof) (the “Outstanding Payables”) and the Seller shall have delivered evidence satisfactory to Purchaser thereof, or the Seller shall have delivered to Purchaser payoff letters (the “Payoff Letters”) in form and substance satisfactory to Purchaser executed by each Person to which a repayment of Indebtedness for Borrowed Money shall be made at Closing from the Transaction Consideration.

(e)             The Seller shall have delivered the following:

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(i)              a certificate, dated as of the Closing Date, executed by the Seller to the effect that the conditions set forth in Section 6.1(a), Section 6.1(b) and Section 6.1(c) have been satisfied;

(ii)            stock certificates representing the Purchased Shares, free and clear of all Liens (other than any restrictions under the Securities Act and Blue Sky Laws), each duly endorsed in blank or with duly executed stock powers attached, with all required stock transfer tax stamps affixed thereto;

(iii)          a certificate of the Secretary of the Seller certifying to (A) the certificate of incorporation, as amended (or similar incorporation or formation documents), of such entity, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated, as of a recent date, and stating that no amendments have been made to such certificate of incorporation (or similar incorporation or formation documents) since such date, (B) all other Governing Documents of such entity, (C) the adoption of resolutions by such entity approving the transactions contemplated by the Transaction Documents, and (D) the incumbency of the officers signing the Transaction Documents on behalf of such entity (together with their specimen signatures);

(iv)          a certificate of the Secretary of the Company certifying to (A) the certificate of incorporation, as amended (or similar incorporation or formation documents), of such entity, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated, as of a recent date, and stating that no amendments have been made to such certificate of incorporation (or similar incorporation or formation documents) since such date, (B) all other Governing Documents of such entity, (C) the adoption of resolutions by such entity approving the transactions contemplated by the Transaction Documents, and (D) the incumbency of the officers signing the Transaction Documents on behalf of such entity (together with their specimen signatures);

(v)            a copy of (A) the certificate of incorporation, as amended (or similar incorporation or formation documents), of each of the Company’s Subsidiaries, certified by the Secretary of State of the jurisdiction in which each such entity is incorporated or organized, as of a recent date, and accompanied by a certificate of the Secretary of such entity, dated as of the Closing Date, stating that no amendments have been made to such certificate of incorporation (or similar incorporation or formation documents) since such date and (B) all other Governing Documents of each of the Company’s Subsidiaries, certified by the Secretary of each such entity;

(vi)          an affidavit described in Section 1445(b)(2) of the Code from the Seller in form and substance reasonably satisfactory to Purchaser;

(vii)        a good standing certificate, as of a recent date, for the Company and its Subsidiaries certified by the Secretary of State of (A) the state of organization of such entity, and (B) each other jurisdiction in which such entity is qualified to do business as a foreign entity;

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(viii)      all Consents set forth in Section 3.4 of the Disclosure Schedule;

(ix)          evidence satisfactory to Purchaser of the release of all Liens (except for Permitted Liens) on any assets of the Company or any of its Subsidiaries or the Shares;

(x)            evidence satisfactory to Purchaser of satisfaction or cancellation of any Indebtedness, notes or other obligations of the Company or any of its Subsidiaries to the Seller or any of its Affiliates, and the satisfaction of any Indebtedness, notes or other obligations of the Seller or any of its Affiliates to the Company or any of its Subsidiaries;

(xi)          the General Release, duly executed and delivered by the Seller;

(xii)        resignations of the directors and officers of the Company and its Subsidiaries pursuant to Section 5.11;

(xiii)      a schedule of all accounts receivable of the Company and its Subsidiaries as of the Business Day immediately prior to the Closing; and

(xiv)       such other documents, instruments or certificates as shall be reasonably requested by Purchaser, Medytox or their counsel.

Section 6.2          Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment on or prior to the Closing Date of each of the following conditions, any one or more of which (to the extent permitted by applicable Law) may be waived by the Seller (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)             The representations and warranties of Purchaser and Medytox contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality or Material Adverse Effect or similar qualification, which shall be true and correct in all respects) both as of the date of this Agreement and as of the Closing, other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such date. The covenants and agreements contained in this Agreement to be complied with by Purchaser at or before the Closing shall have been complied with in all material respects.

(b)            No temporary restraining order, preliminary or permanent injunction, cease and desist Order or other order issued by any Governmental Body shall be in effect prohibiting or preventing the transactions contemplated by this Agreement.

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(c)             Medytox shall have issued the Preferred Shares to the Seller in accordance with Schedule 2 hereto.

(d)            Each of the Purchaser and Medytox shall have delivered the following to the Seller:

(i)              a certificate, dated as of the Closing Date, executed by a duly authorized officer to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(ii)            a certificate of the Secretary certifying to (A) its Governing Documents, (B) the adoption of resolutions approving the transactions contemplated by the Transaction Documents, and (C) the incumbency of the officers signing the Transaction Documents (together with their specimen signatures);

(iii)          a good standing certificate, as of a recent date, certified by the Secretary of State of the state of its organization; and

(iv)          such other documents, instruments or certificates as shall be reasonably requested by Seller or its counsel.

ARTICLE VII
INDEMNIFICATION

Section 7.1          Indemnity Obligations of Seller.

Subject to the limitations set forth herein, the Seller, covenants and agrees to defend, indemnify and hold harmless Purchaser, Medytox and their Affiliates (including, after the Closing, the Company and its Subsidiaries) and the respective officers, directors, employees, agents, advisers and representatives of the foregoing (collectively, and for the avoidance of doubt excluding the Seller or Affiliate thereof, the “Purchaser Indemnitees”), from and against, and to pay or reimburse Purchaser Indemnitees for, any and all claims, Liabilities, obligations, losses, fines, costs, diminution in value, proceedings or damages, including all reasonable fees and disbursements of counsel incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, “Losses”), based on, resulting from, arising out of or relating to:

(a)             any misrepresentation or breach of any warranty of the Seller or the Company contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with a claim under this Section 7.1(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty);

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(b)            any failure of the Seller or the Company to perform any covenant or agreement made or contained in this Agreement, or fulfill any obligation in respect thereof;

(c)             any Taxes of the Company or any of its Subsidiaries with respect to any tax year or portion thereof ending on or before the Closing Date (or for any tax year beginning before and ending after the Closing Date to the extent allocable to the portion of the period beginning before and ending on the Closing Date) and any Taxes of the Company or any Subsidiary arising by virtue of the Company's or such Subsidiary's membership in an affiliated or consolidated group of corporations prior to the Closing;

(d)            any Legal Proceeding brought by a third party based upon, arising out of or relating to the operations, properties, assets or obligations of the Seller, the Company, any of its Subsidiaries or any of their respective Affiliates conducted, existing or arising on or prior to the Closing Date;

(e)             any Indebtedness for Borrowed Money;

(f)             any Seller Transaction Expenses or Change of Control Payments;

(g)            any Outstanding Payables; and

(h)            any item set forth on Section 7.1(g) of the Disclosure Schedule.

Section 7.2          Indemnity Obligations of Purchaser and Medytox. Purchaser and Medytox, jointly and severally, covenant and agree to defend, indemnify and hold harmless Seller from and against any and all Losses based on, resulting from, arising out of or relating to:

(a)             any misrepresentation or breach of any warranty of Purchaser or Medytox contained in this Agreement or in any certificate or agreement delivered in connection herewith, it being understood that, in determining the existence of, and amount of any Losses in connection with a claim under this Section 7.2(a), all representations and warranties shall be read without regard and without giving effect to any materiality or Material Adverse Effect or similar qualification contained therein (as if such qualification were deleted from such representation or warranty); and/or

(b)            any failure of Purchaser or Medytox to perform any covenant or agreement made or contained in this Agreement, or fulfill any other obligation in respect thereof.

Section 7.3          Indemnification Procedures.

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(a)             Third Party Claims. In the case of any claim asserted by a third party (a “Third Party Claim”) against a party entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party provides a written notice to the Indemnified Party within fifteen (15) days after its receipt of notice of such claim that it will indemnify and hold the Indemnified Parties harmless from all Losses related to such Third Party Claim, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, (iii) the failure by any Indemnified Party to give notice of a Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired, and (iv) the fees and expenses incurred by the Indemnified Party prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party shall be borne by the Indemnifying Party. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnified Party; (3) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects; (4) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; or (5) the Indemnifying Party fails to vigorously prosecute or defend such claim. If the Indemnifying Party does not accept the defense of a Third Party Claim within thirty (30) days after receipt of the written notice thereof from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense.

(b)            Non-Third Party Claims. With respect to any claim for indemnification hereunder which does not involve a Third Party Claim, the Indemnified Party will give the Indemnifying Party written notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party in writing to satisfy such claim within fifteen (15) days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide written notice of such dispute to the Indemnified Party within such fifteen (15) day period. If the Indemnifying Party shall fail to provide written notice to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.

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Section 7.4          Expiration of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing until the date which is twenty-four (24) months after the Closing Date; provided, however, that (a) the representations and warranties stated in Section 3.8, Section 3.13 and Section 3.17 shall survive the Closing for the period ending on the date that is sixty (60) days after the expiration of the applicable statute of limitations period and (b) the representations and warranties stated in Section 2.1, Section 2.4, Section 2.5, Section 2.6, Section 3.1, Section 3.3, Section 3.10(c), Section 3.11, Section 3.21, Section 3.22, Section 4.1, Section 4.2 and Section 4.4 shall survive indefinitely (each of the sections referred to in (a) and (b), a “Transactional Rep”). All indemnification obligations under Section 7.1 and Section 7.2 (other than Section 7.1(a) and Section 7.2(a) which shall survive as set forth in the previous sentence) shall survive the Closing indefinitely. Notwithstanding the foregoing, all claims (and matters relating thereto) made in writing prior to the expiration of the applicable survival period shall not thereafter be barred by the expiration of such survival period and shall survive until finally resolved.

Section 7.5          Indemnification Payments to Purchaser Indemnitees; Right of Set-Off.

(a)             Any indemnification to which Purchaser Indemnitees are entitled under this ARTICLE VII as a consequence of any Losses they may suffer shall be made in immediately available funds by wire transfer to a bank account to be designated by Purchaser.

(b)            In the event that any Purchaser Indemnitee seeks to recover against the Seller for any Loss, liability or other obligation pursuant to this ARTICLE VII or otherwise in connection with this Agreement, Purchaser or such Purchaser Indemnitee shall have the right to recover such amount by set-off or cancellation against: (i) any Collected Receivables; (ii) any amount payable by Purchaser or any Affiliate to the Seller under this Agreement; and/or (iii) the Preferred Shares (or any shares of common stock into which such Preferred Shares have been converted) held by the Seller. For purposes of any set-off against or cancellation of the Preferred Shares, (x) the number of shares of Preferred Shares to be transferred to Purchaser or such Purchaser Indemnitee by the applicable Seller and cancelled in satisfaction of such Loss, liability or other obligation shall be determined by dividing the aggregate amount of such Loss, liability or other obligation by $8.00, as adjusted for any splits, equity dividends or similar transactions; and (y) the Seller shall cooperate as requested to transfer the applicable portion of such securities to Purchaser or such other applicable Purchaser Indemnitee.

Section 7.6          Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Transaction Consideration to the extent permitted by applicable Law.

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Section 7.7          Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of Losses or other remedy based upon breach of representations, warranties, covenants, agreements or obligations will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants, agreements and obligations.

ARTICLE VIII
TERMINATION

Section 8.1          Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a)             Purchaser, Medytox and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)            Purchaser or Medytox may terminate this Agreement (so long as Purchaser or Medytox is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) by giving written notice to the Seller at any time prior to the Closing (i) in the event that the Seller or the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, which breach would cause the failure of any condition set forth in Section 6.1 and Purchaser or Medytox has notified in writing the Seller of the breach, and such breach has continued without cure for a period of ten (10) days after the notice of breach, (ii) in the event that the Seller or the Company has materially breached any covenant contained in this Agreement and Purchaser or Medytox has notified in writing the Seller of the breach, and such breach has continued without cure for a period of ten (10) days after the notice of breach or (iii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent to have occurred; and

(c)             the Seller may terminate this Agreement (so long as none of the Company or the Seller is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement) by giving written notice to Purchaser and Medytox at any time prior to the Closing (i) in the event Purchaser or Medytox has breached any representation, warranty, covenant or agreement contained in this Agreement which breach would cause the failure of any condition set forth in Section 6.2 and the Seller has notified Purchaser and Medytox in writing of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach; or (ii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent to have occurred.

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Section 8.2          Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party except for the liabilities of any Party then in breach. Notwithstanding the foregoing, this Section 8.2 and Section 5.7(a), and Sections 9.2 to 9.17 shall survive any termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1          Certain Definitions.

(a)             For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.1(a):

“Acquisition Transaction” means any transaction involving: (i) the sale, license, disposition or acquisition of all or a substantial portion of the assets of the Company or any of its Subsidiaries; (ii) the issuance, disposition or acquisition of (A) any stock or other equity security of the Company or any of its Subsidiaries, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any stock or other equity security of the Company or any of its Subsidiaries, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any stock or other equity security of the Company or any of its Subsidiaries; or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company or any of its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and in the case of any natural Person shall include all relatives and family members of such Person.

“Books and Records” means all books and records of the Company and its Subsidiaries, including files, manuals, price lists, mailing lists, distributor lists, customer lists, sales and promotional materials, purchasing materials, documents evidencing intangible rights or obligations, personnel records, accounting records and litigation files (regardless of the media in which stored).

“Business” means the business of the Company and its Subsidiaries as conducted or proposed to be conducted as of the date hereof, including all activities involving the management and operation of a clinical laboratory for the testing of blood and other bodily fluids, including drug urinalysis.

“Business Day” means any day of the year on which national banking institutions in The City of New York are open to the public for conducting business and are not required or authorized to close.

“Change of Control Payments” means any and all (i) bonuses or similar payments payable as a result of the transactions contemplated hereby, (ii) investment banking, agent, brokers’ and finders’ and other similar fees payable as a result of the transactions contemplated hereby and (iii) amounts payable to obtain any Consents required to be listed in Section 3.4 of the Disclosure Schedule.

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“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Change” or “Company Material Adverse Effect” means a Material Adverse Change or a Material Adverse Effect with respect to the Company or any of its Subsidiaries.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Body.

“Contract” means any contract, agreement, indenture, note, bond, loan, mortgage, license, instrument, lease, understanding, commitment or other arrangement or agreement, whether written or oral.

“Customer Offerings” means, with respect to the Business: (i) the products (including Software and Documentation) that the Company (A) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, (B) has developed, manufactured, marketed, distributed, made available, sold or licensed to third parties within the previous five (5) years, or (C) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (ii) the services that the Company (A) currently provides or makes available to third parties, (B) has provided or made available to third parties, or (C) currently plans to provide or make available to third parties in the future.

“Documentation” means printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a product, whether or not provided to end users.

“DOL” means the United States Department of Labor.

“Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources or protection of human health and safety including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all Laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.

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“Exploitation” means develop, design, test, modify, make, use, sell, license, have made, used, sold, licensed, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Release” means a General Release in the form of Exhibit A attached hereto.

“Governing Documents” means, with respect to any particular entity: (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.

“Governmental Body” means any government or governmental or regulatory authority or body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or tribunal of competent jurisdiction.

“Hazardous Material(s)” means any substance, material or waste which is regulated by the United States, the foreign jurisdictions in which the Company or any of its Subsidiaries conducts business, or any state, local or foreign Governmental Body including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “special waste,” “toxic material,” “toxic waste” or “toxic substance”, or any substance the presence, use, handling, storage or disposal of which is prohibited under any provision of Environmental Law.

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“Indebtedness” means, with respect to the Company and its Subsidiaries at any applicable time of determination, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) all obligations under swaps, hedges or similar instruments; (iv) all obligations in respect of letters of credit or bankers’ acceptances; (v) all obligations, contingent or otherwise, arising from deferred compensation arrangements, severance or bonus plans or arrangements, Employee Benefit Plans, employment agreements or similar arrangements payable as a result of the consummation of the transactions contemplated hereby (regardless of whether any additional event, in addition to the consummation of the transactions contemplated hereby, is required to give rise to such obligations); (vi) all obligations secured by a Lien; (vii) all guaranties in connection with any of the foregoing; (viii) all obligations recorded or required to be recorded as capital leases in accordance with GAAP as of the date of determination of such Indebtedness; (ix) all obligations for the deferred purchase price of property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise, at the maximum amount payable in respect thereof, regardless of whether such amount is contingent on future performance; (x) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (xi) all deferred rent obligations; (xii) all obligations arising from cash or book overdrafts; (xiii) all liabilities classified as non-current liabilities in accordance with GAAP as of the date of determination of such Indebtedness (other than any “deferred revenue” incurred in the ordinary course of business); (xiv) all checks in transit; and (xv) all accrued interest, prepayment premiums, fees, penalties, expenses or other amounts payable in respect of any of the foregoing.

“Indebtedness for Borrowed Money” means, with respect to the Company and its Subsidiaries: (i) indebtedness for borrowed money; (ii) obligations evidenced by notes, bonds, debentures or other similar instruments; (iii) obligations as lessee under leases required to be capitalized pursuant to GAAP; (iv) obligations for amounts drawn under acceptance, letters of credit or similar facilities; (v) guarantees and similar commitments relating to any of the foregoing items, and (vi) any prepayment penalties, fees and similar amounts payable in connection with the repayment of any of the foregoing items, in each case, outstanding immediately prior to the Closing.

“Intellectual Property” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (v) all computer software (including data and related documentation); (vi) all other proprietary rights; and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

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“Internal Systems” means the Software and Documentation and the computer, communications and network systems (both desktop and enterprise-wide), equipment, materials and test apparatus used by the Company or any of its Subsidiaries in the Business or to develop, manufacture, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of the Company or any of its Subsidiaries or hosted at a third party site.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Sellers” or words of similar effect, regardless of case, means, with respect to Seller, the knowledge of (i) the Seller, and (ii) each officer and director of the Company, any of its Subsidiaries or the Seller. Each of the foregoing Persons will be deemed to have knowledge of a particular fact or other matter if: (A) such Person is actually aware of such fact or matter; (B) a prudent individual could be expected to discover or otherwise become aware of such fact or matter after due inquiry, or (C) a similarly situated Person could reasonably be expected to have knowledge of such fact or matter.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement or rule of law of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private), claims, hearings, investigations, charges, complaints, demands or governmental proceedings.

“Liability” means any liability, obligation or commitment of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, or due or to become due, or otherwise), including any liability for Taxes.

“Lien” means any lien (including any Tax lien), pledge, mortgage, deed of trust, security interest, claim, demand, lease, charge, option, warrant, call, right of first refusal, easement, servitude, transfer restriction or any other encumbrance, restriction or limitation whatsoever.

“Material Adverse Effect” or “Material Adverse Change” with respect to a Person means any event, occurrence, fact, condition, change or effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, properties, results of operations, prospects or condition (financial or otherwise) of such Person or to the ability of such Person to consummate timely the transactions contemplated hereby other than changes in the following: (i) general market, economic or political conditions; (ii) GAAP or statutory accounting principles; and (iii) acts of terrorism or war (whether or not declared), except, in each case, to the extent such changes cause a disproportionate and negative effect on or change to such Person as compared to the industry in which such Person operates as a whole.

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“Open Source Materials” means all Software, Documentation or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permit” means any approval, consent, license, certificate, accreditation, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to Law.

“Permitted Liens” means (i) liens for real estate Taxes not yet due and payable or being contested in good faith by appropriate procedures as disclosed herein and for which there are adequate accruals or reserves on the Balance Sheet, and (ii) liens arising under equipment leases with third parties set forth in Section 3.10(a) of the Disclosure Schedule, which were entered into in the ordinary course of business consistent with past practices which are not, individually or in the aggregate, material to the Business or the assets of the Company or any of its Subsidiaries.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Proprietary Software Products” means all versions (whether or not released) of the object code, source code and scripts and any software or firmware, prebuilt solutions, or scripts conceived, created, reduced to practice, developed or under development by or on behalf of the Company, together with all Documentation related thereto.

“Release” means any actual or threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, migration or leaching into the indoor or outdoor environment, or into or out of any property.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Transaction Expenses” means any and all legal, accounting, consulting, investment advisory, brokers and other fees, costs and expenses of Seller or the Company or any of its Subsidiaries relating to the transaction contemplated hereby.

“Software” means computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code, interpreted code and/or object code form.

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“Subsidiary” means, with respect to any Person, any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such party or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code or any analogous or similar provision of any state, local or foreign Law or regulation), real property, personal property, ad valorem, intangibles, unclaimed property, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, escheat, unclaimed property, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing. The terms “Tax” and “Taxes” also include obligations to pay Taxes of any other Person, pursuant to any contract, law, regulation or otherwise.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means September 30, 2014.

“Transaction Documents” means, with respect to any Person, this Agreement together with any other agreements, instruments, certificates and documents executed by such Person in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary and proposed regulations.

“WARN” means the Worker Adjustment and Retraining Notification Act, as amended.

(b)            Each of the following terms is defined in the Section set forth opposite such term:

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Term	Section
Agreement	Preamble
Balance Sheet	Section 3.5(a)
Balance Sheet Date	Section 3.5(a)
Blue Sky Laws	Section 2.5
CDPH	Section 3.16(c)
CHOW	Section 5.4(c)
CLIA Application	Section 5.4(c)
Closing	(a)
Closing Date	Section 1.2
CMS	Section 3.16(c)
CMS Application	Section 5.4(c)
Collected Receivables	Section 1.1(b)
Company	Preamble
Company IP Rights	Section 3.11(a)
Company ERISA Affiliate	Section 3.13(a)
Company Parties	Section 5.10(c)
Disclosure Schedule	Section 9.11
Employee Benefit Plans	Section 3.13(a)
Environmental Permits	Section 3.17(a)
ERISA	Section 3.13(a)
Financial Statements	Section 3.5(a)
HIPAA	Section 3.16(a)
HITECH	Section 3.16(a)
Indemnified Party	Section 7.3(a)
Indemnifying Party	Section 7.3(a)
Intellectual Property Licenses	Section 3.11(b)
Leased Properties	Section 3.9(b)
License CHOW Application	Section 5.6(c)
Losses	Section 7.1
Medicaid Notice	Section 5.4(c)
Medytox	Preamble
Multiemployer Plans	Section 3.13(a)
Multiple Employer Plans	Section 3.13(a)
NPI Update	Section 5.4(c)
Owned Intellectual Property	Section 3.11(a)
Outstanding Accounts Receivable	Section 1.1(b)
Outstanding Payables	Section 6.1(d)
Party	Preamble
Payoff Letters	Section 6.1(d)
Personal Property Leases	Section 3.10(a)
PII	Section 3.11(m)
Preferred Shares	Section 1.1(b)
Purchased Shares	Recitals
Purchaser	Preamble
Purchaser Indemnitees	Section 7.1
Purchaser’s Agents	Section 5.2(a)
Qualified Plans	Section 3.13(c)
Real Property Laws	Section 3.9(c)
Real Property Lease	Section 3.9(b)
Seller	Preamble
Series E Preferred Stock	Section 1.1(b)
Shares	Recitals
Straddle Period	Section 5.8(c)
Systems	Section 3.24
Third Party Claim	Section 7.3(a)
Transaction Consideration	(b)
Transactional Rep	Section 7.4

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Section 9.2          Expenses. Except as otherwise provided in this Agreement, including Section 5.8(b), each of the Parties shall bear its own fees, costs and expenses (including legal, accounting, consulting and investment advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by the Agreement shall be paid by the Seller.

Section 9.3          Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Florida without giving effect to any choice or conflict of law provision or rule (whether of the state of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Florida. Each of the Parties submits to the exclusive jurisdiction of any state or federal court within Miami-Dade County in the state of Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding shall be exclusively heard and determined in any such court. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.

Section 9.4          Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement among the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser or Medytox, in the case of an amendment, supplement, modification or waiver sought to be enforced against Purchaser or Medytox, or the Seller, in the case of an amendment, supplement, modification or waiver sought to be enforced against Seller. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.

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Section 9.5          Section Headings. The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 9.6          Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal delivery, nationally recognized overnight courier or certified mail at the following addresses (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to Seller:	Epinex Diagnostics, Inc. 14351 Myford Road Tustin, California 92780 Attn: Asad R. Zaidi
With a copy (which shall not constitute notice) to:	Don Stoecklein Stoecklein Law Group, LLP 401 West A Street, Suite 1150 San Diego, California 92101
If to Purchaser or Medytox, to:	Medytox Solutions, Inc. 400 S. Australian Avenue West Palm Beach, Florida 33401 Attn: Jace Simmons
With a copy (which shall not constitute notice) to:	J. Thomas Cookson Akerman LLP One Southeast Third Avenue Miami, Florida 33131

Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the next Business Day after dispatch, if sent postage pre-paid by nationally recognized, overnight courier guaranteeing next Business Day delivery, and (iii) on the fifth (5th) Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified mail, postage prepaid, return receipt requested.

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Section 9.7          Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect. Subject to Section 5.10, upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.8          Binding Effect; Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign its rights and/or obligations hereunder without the consent of the other Parties. Notwithstanding the foregoing, Purchaser may assign its rights and obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of Purchaser, the Company or the Company's Subsidiaries or their respective businesses in any form of transaction without the consent of any of the other Parties. In addition, Purchaser may assign any or all of its rights pursuant to this Agreement to any lender to Purchaser, Medytox or the Company or any of the Company's Subsidiaries as collateral security without the consent of any of the other Parties. No assignment by Purchaser, without the consent of the other Parties, shall relieve the Purchaser of any of its obligations under this Agreement. Except as provided in ARTICLE VII with respect to Persons entitled to indemnification thereunder, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person.

Section 9.9          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.10       Remedies Cumulative. Except as otherwise provided herein, no remedy herein conferred upon a Party hereto is intended to be exclusive of any other remedy. No single or partial exercise by a Party hereto of any right, power or remedy hereunder shall preclude any other or further exercise thereof. Purchaser, Medytox or any of their Affiliates may, at their election, set-off against any amounts due to the Seller or any of its Affiliates, any Losses or other amounts for which the Seller (or any Affiliate thereof) may be responsible to pay to Purchaser, Medytox or any of their Affiliates.

Section 9.11       Exhibits and Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference. The disclosure schedule delivered by Seller to Purchaser and Medytox in connection with the execution of this Agreement (the “Disclosure Schedule”) shall be arranged to correspond to the specific sections and subsections of this Agreement. The disclosures in the Disclosure Schedule relate only to the representations and warranties in the Section or paragraph of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself). The Parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any Party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

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Section 9.12       Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The text of all schedules is incorporated herein by reference. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof”, “herein”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 9.13       Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (b) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

Section 9.14       Construction. The Parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 9.15       Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed by Seller or the Company in accordance with the specific terms hereof or were otherwise breached by Sellers or the Company. It is accordingly agreed that Purchaser shall be entitled, without posting a bond or similar indemnity, to an injunction or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms. Each of the Seller and the Company agree that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that Purchaser has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Notwithstanding anything to the contrary in this Agreement, the Parties agree that the Company and Seller shall not be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms hereof.

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Section 9.16       Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.17       Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed by or on behalf of each of the Parties as of the day first written above.

PURCHASER: MEDYTOX DIAGNOSTICS, INC. By: /s/ William G. Forhan Name: William G. Forhan Title:

MEDYTOX: MEDYTOX SOLUTIONS, INC. By: /s/ William G. Forhan Name: William G. Forhan Title:

COMPANY: EPINEX DIAGNOSTICS LABORATORIES, INC. By: /s/ Asad Zaidi Name: Asad Zaidi Title:

SELLER:

EPINEX DIAGNOSTICS, INC. By: /s/ Asad Zaidi Name: Asad Zaidi Title:

Schedule 1
Seller and Shares

Name of Seller	Number of Shares Owned
Epinex Diagnostics, Inc.	2,000,000

2

Schedule 2
Preferred Shares

Name of Seller	Number of Preferred Shares to be Issued
Epinex Diagnostics, Inc.	100,000

3